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                    STOCK PURCHASE AGREEMENT

                          by and among

                  GGS MANAGEMENT HOLDINGS, INC.

                  GS CAPITAL PARTNERS II, L.P.

                       GORAN CAPITAL INC.

                               and

                SYMONS INTERNATIONAL GROUP, INC.





                           DATED AS OF

                        JANUARY 31, 1996

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                        TABLE OF CONTENTS

                                                                            PAGE

ECTION 1.     Issuance and Purchase of Company Common
              Stock.......................................................  2
   1.1.       Pre-Closing Actions.........................................  2
   1.2.       The GSCP Purchase...........................................  2
   1.3.       The Superior Purchase.......................................  2
   1.4.       The Closing.................................................  3
   1.5.       Certificate of Incorporation and By-laws....................  3
   1.6.       Closing Date Balance Sheet of Pafco.........................  3
   1.7.       Book Value Adjustment.......................................  5
   1.8.       Definitions.................................................  6

SECTION 2.    Representations and Warranties of Goran
              and SIG.....................................................  6
   2.1.       Organization and Good Standing; Power and
              Authority; Qualifications...................................  6
   2.2.       Authorization...............................................  6
   2.3.       No Conflict.................................................  7
   2.4.       Consents....................................................  7
   2.5.       Capitalization..............................................  7
   2.6.       Authorization and Issuance of Capital
              Stock.......................................................  8
   2.7.       Financial Statements........................................  9
   2.8.       Absence of Undisclosed Liabilities.......................... 10
   2.9.       Absence of Material Changes................................. 10
   2.10.      Intellectual Property Rights................................ 11
   2.11.      Business of the Company..................................... 12
   2.12.      Assets; Subsidiaries........................................ 12
   2.13.      Litigation; Orders.......................................... 12
   2.14.      Compliance with Laws; Permits............................... 13
   2.15.      Regulatory Filings.......................................... 13
   2.16.      Insurance Business.......................................... 14
   2.17.      Threats of Cancellation..................................... 15
   2.18.      Restrictions on Business Activities......................... 15
   2.19.      Material Contracts.......................................... 15
   2.20.      Environmental............................................... 15
   2.21.      Related Party Transactions.................................. 16
   2.22.      Brokers..................................................... 16

SECTION 3.    Representations and Warranties of GSCP...................... 17
   3.1.       Organization and Good Standing; Power and
              Authority................................................... 17
   3.2.       Authorization............................................... 17

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   3.3.       No Conflict................................................. 17
   3.4.       Consents.................................................... 17
   3.5.       Investment.................................................. 17
   3.6.       Brokers..................................................... 18
   3.7.       Availability of Funds....................................... 18

SECTION 4.    Pre-Closing Covenants....................................... 18
   4.1.       Cooperation................................................. 18
   4.2.       HSR Act/Form A Filing....................................... 18
   4.3.       Conduct of Business......................................... 18
   4.4.       Restricted Activities....................................... 19
   4.5.       Access...................................................... 19
   4.6.       No Solicitation............................................. 19
   4.7.       Communications.............................................. 19
   4.8.       State Regulatory Authorities................................ 19
   4.9.       Advice of Changes........................................... 20
   4.10.      Public Announcements........................................ 20
   4.11.      Tillinghast Study........................................... 20
   4.12.      Reinsurance Arrangements.................................... 20
   4.13.      Quota Share Agreements...................................... 21
   4.14.      Goran EuroNotes............................................. 21
   4.15.      IGF......................................................... 22
   4.16.      Option Plan................................................. 23
   4.17.      Management Agreements....................................... 23
   4.18.      Release of Encumbrance...................................... 23
   4.19.      Resignations................................................ 24

SECTION 5.    Additional Covenants........................................ 24
   5.1.       Access to Records........................................... 24
   5.2.       Financial Reports........................................... 24
   5.3.       D&O Insurance............................................... 25
   5.4.       Investment Banking Services................................. 25
   5.5.       Policies to be Issued by IGF................................ 26
   5.6.       Goran Reinsurance........................................... 26
   5.7.       Certain Repurchases......................................... 26
   5.8.       Tritech System.............................................. 26
   5.9.       Intercompany Arrangements................................... 26
   5.10.      Superior Note Purchase...................................... 27

SECTION 6.    Taxes....................................................... 27
   6.1.       Tax Representations and Warranties.......................... 27
   6.2.       Returns and Payments........................................ 29

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   6.3.       Indemnification, Audits..................................... 31
   6.4.       Refunds and Carrybacks...................................... 32
   6.5.       Cooperation................................................. 32
   6.6.       Tax Sharing................................................. 32
   6.7.       Transfer Taxes.............................................. 33
   6.8.       FIRPTA Affidavit............................................ 33

SECTION 7.    Employees and Employee Benefit Plans........................ 33
   7.1.       Representations and Warranties.............................. 33
   7.2.       Indemnification............................................. 36
   7.3.       Covenants................................................... 36

SECTION 8.    Conditions.................................................. 36
   8.1.       Conditions to Obligations of GSCP........................... 36
   8.2.       Conditions to Obligations of Goran and
              SIG......................................................... 38

SECTION 9.    Indemnification............................................. 39
   9.1.       Survival of Representations and
              Warranties.................................................. 39
   9.2.       Indemnification............................................. 39

SECTION 10.   Termination................................................. 44
   10.1.      Termination................................................. 44
   10.2.      Effect of Termination....................................... 44

SECTION 11.   Miscellaneous............................................... 44
   11.1.      Expenses.................................................... 44
   11.2.      Remedies.................................................... 45
   11.3.      Further Assurances.......................................... 45
   11.4.      Successors and Assigns...................................... 45
   11.5.      Guarantee................................................... 45
   11.6.      Entire Agreement............................................ 45
   11.7.      Notices..................................................... 45
   11.8.      Amendments.................................................. 47
   11.9.      Counterparts................................................ 47
   11.10.     Headings.................................................... 47
   11.11.     No Third Party Beneficiaries................................ 47
   11.12.     Governing Law............................................... 47
   11.13.     Severability................................................ 47
   11.14.     Interpretation.............................................. 47
   11.15.     No Waiver................................................... 48

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Exhibits

Exhibit A Superior Purchase Agreement
Exhibit B Form of Stockholder Agreement
Exhibit C Form of Registration Rights Agreement
Exhibit D Form of Company Amended and Restated Certificate of Incorporation Exhibit E Form of Company Amended and Restated By-Laws Exhibit F Pafco Financial Statements and IGF Financial Statements Exhibit G EuroNotes Waiver Provisions Exhibit H Form of IGF Holdings Notes Exhibit I Covenants and Events of Default With Respect to IGF Holdings Note Exhibit J Form of Stock Option Plan Exhibit K Pafco Management Agreement Exhibit L Form of Employment Agreements Exhibit M Form of Opinion of Counsel Exhibit N Form of Pledge Agreement

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                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of January 31, 1996, by and among GGS MANAGEMENT HOLDINGS, INC., a Delaware corporation (the "Company"), GS CAPITAL PARTNERS II, L.P., a Delaware limited partnership ("GSCP"), GORAN CAPITAL INC., a Canadian corporation ("Goran"), and SYMONS INTERNATIONAL GROUP, INC., an Indiana corporation and a wholly-owned subsidiary of Goran ("SIG").

                              W I T N E S S E T H :

     WHEREAS, Goran owns directly all of the issued and outstanding shares of Common Stock, with no par value, of SIG;

     WHEREAS, SIG owns directly 75 shares of Common Stock, par value $.01 per share (the "Company Common Stock"), of the Company (representing 75% of the issued and outstanding shares of Company Common Stock and GSCP owns directly 25 shares of Company Common Stock (representing 25% of the issued and outstanding shares of Company Common Stock);

     WHEREAS, the Company owns directly all of the issued and outstanding shares of Common Stock, par value $.01 per share (the "Newsub Common Stock"), of GGS Management, Inc., a newly- formed Delaware corporation ("Newsub");

     WHEREAS, SIG owns directly all of the issued and outstanding shares of Common Stock, par value $125.00 per share (the "Pafco Common Stock"), of Pafco General Insurance Company, an Indiana corporation ("Pafco");

     WHEREAS, Pafco owns directly all of the issued and outstanding shares of capital stock of IGF Holdings, Inc., a newly-formed Delaware corporation ("IGF Holdings"), and IGF Insurance Company, an Indiana corporation ("IGF");

     WHEREAS, SIG and Goran have entered into a Purchase Agreement (the "Superior Purchase Agreement") with Fortis, Inc. and Interfinancial Inc., dated January 31, 1996 (a copy of which is attached as Exhibit A hereto), pursuant to which SIG has agreed to purchase all of the issued and outstanding capital stock of Superior Insurance Company, a Florida corporation ("Superior");

     WHEREAS, prior to the Closing, (a) SIG will contribute to the Company, and the Company will contribute to Newsub, (i) all of SIG's rights and obligations under the Superior Purchase Agreement and (ii) all of the Pafco Common Stock, and (b) Pafco will effect the IGF Pre-Closing Transactions (defined in Section 4.15(a));

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     WHEREAS,  GSCP  desires to  purchase,  and the Company  desires to issue to
GSCP, 479,975 shares of newly issued Company Common Stock, such that immediately following the Closing, GSCP will own 48%, and SIG will own 52%, of the issued and outstanding shares of Company Common Stock; and

     WHEREAS, at the Closing, the Company, Goran, SIG and GSCP will be entering into a stockholder agreement substantially in the form of Exhibit B hereto (the "Stockholder Agreement") and a Registration Rights Agreement substantially in the form of Exhibit C hereto (the "Registration Rights Agreement");

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     SECTION 1. ISSUANCE AND PURCHASE OF COMPANY COMMON STOCK.

     1.1. PRE-CLOSING ACTIONS. Prior to the Closing, (a) Goran and SIG shall cause Pafco to effect the IGF Pre-Closing Transactions (defined in Section
4.15(a)), (b) Goran and SIG shall contribute to the Company, and shall thereafter cause the Company to contribute to Newsub, all of their rights and obligations under the Superior Purchase Agreement, (c) SIG shall contribute to the Company, and shall thereafter cause the Company to contribute to Newsub, all of the Pafco Common Stock and (d) SIG shall contribute to the Company, and shall thereafter cause the Company to contribute to Newsub, assets of SIG as hereinafter agreed by the parties and the Company shall assume liabilities of SIG as hereinafter agreed by the parties (such assets and liabilities being referred to herein, collectively, as the "SIG Contributed Items") and shall thereafter cause Newsub to assume such liabilities.

     1.2. THE GSCP PURCHASE. At the Closing, the Company shall issue and sell to GSCP, and GSCP shall purchase from the Company, 479,975 shares of Company Common Stock (such that immediately following the Closing 48% of the issued and outstanding Company Common Stock will be owned by GSCP), for an aggregate purchase price of $20,000,000 in cash (the "GSCP Purchase Price").

     1.3. THE SUPERIOR PURCHASE. At the Closing, the Company shall use the proceeds of the financing to be provided pursuant to the commitment letter (the "Bank Commitment Letter") of Chase Manhattan Bank, N.A. and Chase Securities, Inc. (together, the "Bank"), accepted by Goran and GSCP as of January 24, 1996 (or pursuant to such alternative bank financing as the Company may hereafter arrange), and the proceeds from the purchase by GSCP of Company Common Stock pursuant to Section 1.2, for the purchase of all of the issued and outstanding shares of capital stock of Superior pursuant to the Superior Purchase Agreement (none of the terms or conditions of which may be waived by Goran or the Company without the consent of GSCP).

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     1.4.  THE CLOSING.

          (a) Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place on such date which is five business days following the date (the "Closing Date") upon which all of the conditions set forth herein have been satisfied (or waived), at 10:00 a.m., at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004.

          (b) At the Closing, the Company shall deliver to GSCP a certificate or certificates representing the shares of the Company Common Stock purchased by it, registered in its name or in the name of its nominee. Delivery of such certificates shall be made against receipt at the Closing by the Company from GSCP of the GSCP Purchase Price, which shall be paid by wire transfer to an account designated at least one business day prior to the Closing Date by the Company.

          (c) If the Closing occurs, all actions taken at the Closing shall be deemed to have occurred simultaneously and no such action shall be effective until all such actions have been completed.

     1.5. CERTIFICATE OF INCORPORATION AND BY-LAWS. Goran and SIG shall cause the Company (i) to amend and restate its Certificate of Incorporation to read as set forth in Exhibit D hereto, and such Certificate of Incorporation as so amended shall be duly filed with the Secretary of State of the State of Delaware, to be effective as of the Closing Date, and (ii) to amend and restate its By-laws to read as set forth in Exhibit E hereto, to be effective as of the Closing Date.

     1.6. CLOSING DATE BALANCE SHEET OF PAFCO.

          (a) Within 30 days after the Closing Date, Goran and SIG shall cause the Company to prepare and deliver to GSCP an unconsolidated balance sheet of Pafco (which for purposes of such Balance Sheet shall be deemed to include the SIG Contributed Items) (the "Draft Closing Date Balance Sheet") as of the close of business on the Closing Date (determined on a pro forma basis as though (x) the IGF Pre-Closing Transactions (defined in Section 4.15(a)) and the Pre-Closing Transactions (defined in Section 4.13) had been consummated, (y) the SIG Contributed Items had been contributed and assumed in accordance with Section 1.1(d) (but to and by Pafco rather than the Company), and (z) no other transactions contemplated by this Agreement had been consummated). Goran and SIG shall cause the Company to (i) prepare the Draft Closing Date Balance Sheet in accordance with U.S. GAAP (all defined terms used in this Section 1.6 and not otherwise defined in this Agreement are defined in Section 1.8) consistently applied, except that (A) the materiality standards applied shall not be those historically applied to Goran but shall be those determined to be appropriate for Pafco as a stand-alone entity, (B) the Company shall use as the amount of reserves for losses set forth on such balance sheet the Tillinghast December 31 Amount (defined in Section 4.11), as adjusted in accordance with the Tillinghast Methodology (defined in Section 4.11) to account for events occurring after December 31, 1995, (C) no reserves for consolidated, combined or unitary Income Taxes (defined in Section 6.1) shall be included on such balance sheet (it being understood that Reserves for Deferred Taxes, if any, shall be included on the Closing Balance Sheet), and (D) the value of the SIG Contributed Items as reflected on such balance sheet shall equal the value of such assets as reflected on SIG's most recent balance sheet, and (ii) cause Coopers & Lybrand, L.L.P. (A) to conduct an audit of Pafco in accordance with (x) United States generally accepted auditing standards as in effect from time to time and (y) the provisions of this
     Section 1.6(a), (B) to make themselves available at reasonable times during their conduct of such audit to discuss with GSCP, Goran and SIG the Draft Closing Date Balance Sheet, (C) to determine, as part of such audit, the appropriate standards of materiality to have been used in preparing the Draft Closing Date Balance Sheet for Pafco as a stand-alone entity and (D) to revise the Draft Closing Date Balance Sheet based on such audit (such revised Draft Closing Date Balance Sheet being referred to herein as the "Revised Draft Closing Date Balance Sheet"). Goran and SIG shall instruct Coopers & Lybrand, L.L.P. to furnish a copy of the Revised Draft Closing Date Balance Sheet to GSCP.

          (b) After receipt by GSCP of the Revised Draft Closing Date Balance Sheet, GSCP shall instruct accountants associated with a "Big Six" accounting firm designated by GSCP (the "GSCP Accountants") to review the Revised Draft Closing Date Balance Sheet. In the event that GSCP and the GSCP Accountants have no objections to the Revised Draft Closing Date Balance Sheet, such balance sheet shall be the "Closing Date Balance
     Sheet." In the event that GSCP and the GSCP Accountants object to the Revised Draft Closing Date Balance Sheet, GSCP shall provide to Goran and SIG a written statement describing their objections. Goran, SIG and GSCP shall use reasonable efforts to resolve any disputes with respect to the Revised Draft Closing Date Balance Sheet, but if a resolution is not obtained within 20 days after GSCP has submitted to Goran and SIG its objections, either of Goran, SIG or GSCP may submit any remaining disputes for resolution to a "Big Six" accounting firm (other than Coopers & Lybrand, L.L.P. and the GSCP Accountants) mutually agreeable to Goran, SIG and GSCP or, if Goran, SIG and GSCP are unable to so mutually agree, to a "Big Six" accounting firm mutually selected by Coopers & Lybrand, L.L.P. and the GSCP Accountants (in either case, such accounting firm shall be referred to herein as the "Arbitrating Accountants"), and the Revised Draft Closing Date Balance Sheet as finally revised based on the mutual agreement of Goran, SIG and GSCP or by the Arbitrating Accountants, as the case may be, shall be the "Closing Date Balance Sheet."

          (c) GSCP, Goran and SIG shall, and shall cause Pafco to, cooperate with Coopers & Lybrand, L.L.P. and the GSCP Accountants in all respects (including in the conduct of the audit of Pafco and the review of the Revised Draft Closing Date Balance Sheet provided for above). Such cooperation shall include providing the GSCP Accountants with the work papers and back-up materials used in preparation of the Draft Closing Date Balance Sheet and the Revised Closing Date Balance Sheet.

          (d) The Company shall pay all fees and expenses of Coopers & Lybrand, L.L.P., the GSCP Accountants and the Arbitrating Accountants relating to performance of the services contemplated by this Section 1.6.

     1.7.  BOOK VALUE ADJUSTMENT.

          (a) In the event that the Book Value of Pafco as reflected on the Closing Date Balance Sheet is less than $14,000,000, Goran shall, upon the earlier of seven days after an IGF Company Sale (as defined in Section 4.15(a)) and December 31, 1996, contribute to the Company cash equal to the amount of such deficiency, plus simple interest on such deficiency from the Closing Date through the date immediately preceding the date of such contribution, calculated based on an annual rate equal to the Prime Rate.

          (b) In the event the Book Value of Pafco as reflected on the Closing Date Balance Sheet exceeds $14,000,000 (the amount of any such excess being referred to herein as the "Excess Book Value Amount"), such amount shall be available to offset any indemnification obligation of Goran or SIG as set forth in Section 9.2. Notwithstanding the foregoing, at any time after payment in full of all amounts owing pursuant to the IGF Holdings Notes (defined in Section 4.15(a)), or such other note as may be issued pursuant to Section 4.15(a), SIG shall have the right from time to time to elect (by written notice to GSCP and the Company) to have Pafco pay a dividend (the "Pafco Excess Book Value Dividend") to Newsub in the amount of all or any portion of the Excess Book Value Amount, to have Newsub pay a dividend (the "Newsub Excess Book Value Dividend") to the Company in the same amount as the Pafco Excess Book Value Dividend, and to have the Company pay to SIG an amount equal to the amount of the Pafco Excess Book Value Dividend (subject, in each case, to compliance with all applicable laws, including obtaining all necessary regulatory approvals therefor). If a Pafco Excess Book Value Dividend is paid, it shall be payable (i) first (up to the full amount of the Excess Book Value Amount), by an assignment of all or a portion of the promissory note of Cliffstan Investments, Inc. held by Pafco on the date hereof (the "Cliffstan Note") (valued at the book value of such note as reflected on the Closing Date Balance Sheet), (ii) second (to the extent that there is any Excess Book Value Amount remaining), by cancellation of any and all amounts owing to Pafco by SIG or any other Affiliate of Goran as of the date hereof, and (iii) third (to the extent that there is any Excess Book Value Amount remaining), in cash. The Excess Book Value Amount shall be increased by an amount equal to deemed interest thereon at an annual rate equal to the Prime Rate, and shall be decreased by the offsetting of any indemnification obligation of Goran or SIG pursuant to Section 9.2 and any payments made to SIG pursuant to the preceding sentence following Pafco Excess Book Value Dividends and Newsub Excess Book Value Dividends.

     1.8. DEFINITIONS. "Book Value" means the excess of assets over liabilities. "U.S. GAAP" means United States generally accepted accounting principles as in effect from time to time. "Prime Rate" means the prime rate as published in the "Money Rates" column of The Wall Street Journal, Eastern Edition (or, in the event that more than one such rate is so published, the average of such rates). Reserves for Deferred Taxes means reserves for book tax differences, including without limitation, differences between the tax basis and book basis of the assets of the Company and book tax timing differences with respect to items of income or deduction of the Company, but shall not include reserves for contingent liability for Taxes for which the Seller has full payment responsibility pursuant to Sections 6.2 or 6.3(a)(i), such as liability for disputed consolidated federal Income Taxes.

     SECTION 2. REPRESENTATIONS AND WARRANTIES OF GORAN AND SIG. Goran and SIG hereby, jointly and severally, represent and warrant to GSCP as follows:

     2.1. ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY; QUALIFICATIONS. Each of Goran, SIG, the Company, Newsub, Pafco, IGF and IGF Holdings (each, a "Goran Entity" and, collectively, the "Goran Entities") is a corporation duly organized, validly existing and in good standing under the Laws (defined in Section 2.3) of its jurisdiction of incorporation. Each of the Goran Entities has all requisite corporate power and authority to enter into this Agreement and the ancillary agreements hereto (including, without limitation, the IGF Holdings Note (defined in Section 4.15(a))) (collectively, the "Ancillary Agreements") to which it is a party, and to consummate the transactions contemplated hereby and thereby. Each of the Goran Entities has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted after the Closing and is qualified to transact business as a foreign corporation in, and is in good standing under the Laws of, all of the jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted, or proposed to be conducted, by it makes such qualification necessary.

     2.2. AUTHORIZATION. The execution, delivery and performance by each of the Goran Entities of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all requisite corporate action, and each such agreement constitutes (or when executed will constitute) the legal, valid and binding obligation of each of the Goran Entities which is a party thereto, enforceable against such party in accordance with its terms. No approval of shareholders of Goran is required in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or consummation of the transactions contemplated hereby or thereby.

     2.3. NO CONFLICT. The execution, delivery and performance by each of the Goran Entities of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Goran Entities of the transactions contemplated hereby or thereby (including, without limitation, the issuance, sale and delivery by the Company of the Company Common Stock to GSCP and Goran and the issuance by IGF Holdings of the IGF Holdings Notes), will not (a) violate any provision of any law, statute, rule, regulation, regulatory requirement, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) (each, a "Law") applicable to such entity, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any agreement to which such entity is a party or (c) violate such entity's Certificate of Incorporation or By-laws.

     2.4. CONSENTS. Except for (i) a filing on Form A with, and receipt of the approval of, the Department of Insurance of the State of Indiana, (ii) a filing on Form A with, and receipt of the approval of the Department of Insurance of the State of Florida with respect to the Superior Purchase Agreement, (iii) expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act"), and (iv) the items set forth on Schedule 2.4, no consent, authorization, consent, approval, permit or waiver of or by, or any notification of or filing with, any governmental or regulatory authority (including insurance regulatory authorities), foreign or domestic, or federal, state or foreign court of competent jurisdiction (each, a "Governmental Authority"), or any other third party under any agreement, indenture, lease or other instrument or document to which any of the Goran Entities is a party or by which any of them is bound, is required or necessary in connection with the execution, delivery and performance by each of the Goran Entities of this Agreement and the Ancillary Agreements to which it is a party, or the consummation by each of the Goran Entities of the transactions contemplated hereby or thereby.

     2.5. CAPITALIZATION. The authorized capitalization and number of shares of capital stock issued and outstanding, in each case as of the date hereof, of each of the Company, Newsub, Pafco, IGF Holdings and IGF is as set forth on
Schedule 2.5. As of the date hereof, (i) all of the issued and outstanding capital stock of Pafco and 75 shares of the Company Common Stock is owned directly by SIG, (ii) 25 shares of the Company Common Stock is owned directly by GSCP, (iii) except as set forth in clause (i) and (ii) no shares of capital stock of the Company are issued and outstanding, (iv) all of the issued and outstanding capital stock of Newsub is owned directly by the Company and (v) all of the issued and outstanding capital stock of each of IGF Holdings and IGF is owned directly by Pafco. Immediately following the Closing, the authorized capitalization of each of the Company, Newsub, Pafco, IGF Holdings and IGF will be as set forth on Schedule 2.5. Immediately following the Closing,
(i)(w) 1,000,000 shares of Company Common Stock will be issued and outstanding, with the balance held in treasury, (x) 520,000 of such shares of issued and outstanding Company Common Stock will be owned by SIG, (y) 480,000 of such shares of issued and outstanding Company Common Stock will be owned by GSCP or its Affiliates (defined in Section 2.20) and (z) no other shares of capital stock of the Company will be issued and outstanding; (ii)(x) 1,000 shares of Newsub Common Stock will be issued and outstanding, all of which will be owned by the Company and (y) no other shares of capital stock of Newsub will be issued and outstanding; (iii)(x) 10,000 shares of Pafco Common Stock will be issued and outstanding, with the balance held in treasury, (y) all of such issued and outstanding shares of Pafco Common Stock will be owned by Newsub and (z) no other shares of capital stock of Pafco will be issued and outstanding; (iv) no shares of the capital stock of IGF or IGF Holdings will be owned or held, directly or indirectly, by the Company, and all of such shares of capital stock will be owned, directly or indirectly, by SIG, (v) all of the issued and outstanding shares of capital stock of Superior will be owned by Newsub; (vi) all of the issued and outstanding shares of capital stock of each of Superior American Insurance Company, Superior Guarantee Insurance Company and Standard Plan, Inc. will be owned by Superior; and (vii) there will be no outstanding options, warrants, script, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of equity securities (each of the foregoing, an "Equity Security") of the Company, Newsub, Pafco, IGF Holdings, or IGF, or contracts, commitments, understandings or arrangements by which the Company, Newsub, Pafco, IGF Holdings, or IGF will or may be bound to issue Equity Securities of the Company, Newsub, Pafco, IGF Holdings, or IGF (other than pursuant to the options granted at the Closing pursuant to the Stock Option Plan (defined in Section 4.6)).

     2.6. AUTHORIZATION AND ISSUANCE OF CAPITAL STOCK. The authorization, issuance, sale and delivery of the Company Common Stock, the capital stock of IGF Holdings, the capital stock of IGF and the IGF Holdings Notes, or such other note as may be issued pursuant to Section 4.15(a), have been duly authorized by all requisite corporate action on the part of the Goran Entities, and when issued, sold and delivered in accordance with this Agreement, the Company Common Stock, the capital stock of IGF Holdings and the capital stock of IGF will be validly issued and outstanding, fully paid and non assessable with no personal liability attaching to the ownership thereof, and (except as disclosed on Schedule 2.6) free and clear of any mortgages, judgments, claims, liens, security interests, pledges, escrows, charges or other encumbrances of any kind or character whatsoever (each, an "Encumbrance"). Immediately following the Closing, each of GSCP and

(except as disclosed on Schedule 2.6) SIG will have valid title to the shares of Company Common Stock to be received by it hereunder, free and clear of all Encumbrances (other than, in the case of SIG, a pledge of its shares of Company Common Stock to the holders of the EuroNotes pursuant to the EuroNotes Waiver (each as defined in Section 4.14. (a)).

     2.7.  FINANCIAL STATEMENTS.

           (a) Goran and SIG have delivered to GSCP (i) unaudited pro forma balance sheets of each of Pafco and IGF on a stand-alone and unconsolidated basis as of September 30, 1995 (in the case of Pafco, the "Pafco September 30 Balance Sheet" and, in the case of IGF, the "IGF September 30 Balance Sheet"), and unaudited pro forma statements of the operations of each of Pafco and IGF on a stand-alone and unconsolidated basis for the nine-month period ended September 30, 1995 (in the case of Pafco, together with the Pafco September 30 Balance Sheet, the "Pafco September 30 Financial Statements" and, in the case of IGF, together with the IGF September 30 Balance Sheet, the "IGF September 30 Financial Statements"), and (ii) audited balance sheets of each of Pafco and IGF on a stand-alone and unconsolidated basis as of December 31, 1994 and December 31, 1993, and audited statements of operations of each of Pafco and IGF on a stand-alone and unconsolidated basis for each of the fiscal years ended December 31, 1994 and December 31, 1993 (in the case of Pafco, collectively, the "Pafco Annual Financial Statements" and, in the case of IGF, collectively, the "IGF Annual Financial Statements") (the Pafco September 30 Financial Statements and the Pafco Annual Financial Statements being referred to, collectively, as the "Pafco Financial Statements" and the IGF September 30 Financial Statements and the IGF Annual Financial Statements being referred to, collectively, as the "IGF Financial Statements"), copies of each of which are attached as Exhibit F hereto. The Pafco Financial Statements and the IGF Financial Statements (a) are in accordance with the books and records of Pafco or IGF, as the case may be, and (b) fairly present the financial condition and results of operations of Pafco or IGF, as the case may be, as of their respective dates and for such periods. The Pafco September 30 Financial Statements have been prepared in accordance with U.S. GAAP consistently applied (other than with respect to standards of materiality, which have been applied as appropriate for Pafco or IGF as the case may be as a stand-alone entity). The Pafco Annual Financial Statements, the IGF Annual Financial Statements and the IGF September 30 Financial Statements have been prepared in accordance with statutory accounting principles as prescribed by the Department of Insurance of the State of Indiana, consistently applied (other than with respect to standards of materiality, which have been applied as appropriate for Pafco or IGF, as the case may be, as a stand-alone entity).

           (b) Goran and SIG have delivered to GSCP true and complete copies of the Reports on Examination as to Condition for Pafco, constituting the last two National

Association of Insurance Commissioners Zone Examinations for Pafco under applicable insurance laws. Such Reports fairly present the matters required to be presented therein.

     2.8. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 2.8, neither Pafco nor IGF has any liabilities or obligations (or facts giving rise thereto), whether accrued, absolute, contingent, unliquidated or otherwise, and whether due or to become due, other than (i) liabilities or obligations reserved against or otherwise disclosed on the Pafco September 30 Balance Sheet or the IGF September 30 Balance Sheet and (ii) other liabilities or obligations which were incurred after September 30, 1995 in the ordinary course of business consistent (in amount and kind) with past practice and which do not exceed $100,000 in the aggregate.

     2.9. ABSENCE OF MATERIAL CHANGES. Except as set forth on Schedule 2.9, since December 31, 1994, each of Pafco and IGF has conducted its business in the ordinary course consistent with past practice, and there has not been any (a) material adverse change in the condition (financial or otherwise), results of operations, business, assets, liabilities or prospects of Pafco or IGF, or any fact, event or condition which could reasonably be expected to result in such a material adverse change, (b) material adverse change in the relationships between Pafco and its customers, reinsurers, agents, or others having business relationships with it, (c) incurrence, discharge or satisfaction of any material claim, liability or obligation of Pafco, nor entry into any material transaction by Pafco, other than in the ordinary course of business consistent with past practice, (d) Encumbrance placed on any of the assets of Pafco, other than in the ordinary course of business consistent with past practice, (e) payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any securities of Pafco, (f) sale, assignment or transfer of any tangible or intangible assets of Pafco, except in the ordinary course of business consistent with Pafco's investment policies, (g) loan by Pafco, to any officer, director, employee, consultant or shareholder of Pafco,
(h) damage, destruction or loss (whether or not covered by insurance) materially affecting the assets, property, financial condition or results of operations of Pafco, (i) increase, direct or indirect, in the compensation paid or payable to any officer or director of Pafco or, other than in the ordinary course of business consistent with past practice, to any other employee, consultant or agent of Pafco, (j) change in the accounting methods, practices or policies of Pafco (including, without limitation, any change in any assumption underlying, or method of calculating, any contingency or other reserve), (k) indebtedness incurred for borrowed money by Pafco, other than in the ordinary course of business consistent with past practice, (l) indebtedness owed to Pafco forgiven or canceled, or any rights or claims of Pafco of material value waived, (m) amendment to or termination of any material agreement to which Pafco is a party, other than the expiration of any such agreement in accordance with its terms,
(n) change (other than as a result of insurance coverage issued or renewed or lapses and terminations thereof) in the reserves for Pafco's insurance policy benefits, losses, claims and expenses, (o) change, other than changes in the ordinary course of business consistent with past practice, in Pafco's rates, actuarial assumptions, policy forms, contractual arrangements or claims procedures, (p) change with respect to the regulation of Pafco or its activities by any administrative agency or governmental body, (q) material change in the manner of business or operations of Pafco, or (r) agreement, arrangement or commitment (contingent or otherwise) by Pafco to do any of the things set forth in clauses (c) through (q) above.

     2.10. INTELLECTUAL PROPERTY RIGHTS.

           (a) Except as disclosed on Schedule 2.10(a), Pafco owns or has the right to use pursuant to license, sub license, agreement or permission all Intellectual Property (as defined below), individually or in the aggregate, material to the operation of its business as currently conducted. Each item of Intellectual Property owned or used by Pafco immediately prior to the Closing will be owned or available for use by Pafco on identical terms and conditions immediately subsequent to the Closing.

           (b) (i) (A) Pafco has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties, and (B) the business conducted and proposed to be conducted by the Company will not interfere with, infringe upon or misappropriate any Intellectual Property rights of third parties, and (ii) Pafco has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of the Goran Entities, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of Pafco.

           (c) "Intellectual Property" means (a) all world-wide inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all management information systems (including, without limitation, the Tritech System), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

           (d) SIG owns and has the right to use pursuant to license, sublicense, agreement or permission, the Tritech System management information system currently being implemented for use by Pafco (the "Tritech System"). After the Closing, the Tritech System will be available for use by the Company and its subsidiaries.

     2.11. BUSINESS OF THE COMPANY. None of the Company, Newsub nor IGF Holdings has ever conducted, nor does either of them conduct, any business, nor has any of them owned, nor do any of them own, directly or indirectly, any capital stock of, or other proprietary interest in, any corporation, association, trust, partnership, joint venture or other entity, other than as contemplated by this Agreement and the Ancillary Agreements. None of the Company, Newsub or IGF Holdings has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due), other than as contemplated by this Agreement and the Ancillary Agreements.

     2.12. ASSETS; SUBSIDIARIES.

           (a) Each of Pafco, IGF and the Company has good and marketable title to all of its assets and properties, free and clear of any Encumbrances, except as disclosed in Schedule 2.12(a).

           (b) Except as set forth on Schedule 2.12(b), the buildings, facilities, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property owned by or leased to Pafco (i) are in good operating condition and repair (normal wear and tear excepted), free of any material structural or engineering defects, (ii) are in all material respects subject to continued repair and replacement in accordance with past practice and all applicable regulations, and
(iii) are materially suitable for their current use.

           (c) SIG's only direct and indirect subsidiaries are Pafco, Newsub, the Company and the entities listed on Schedule 2.12(c). Pafco's only direct and indirect subsidiaries are IGF Holdings and IGF. Immediately following the Closing, the Company's only direct and indirect subsidiaries will be Newsub, Pafco, Superior, Superior American Insurance Company, Superior Guarantee Insurance Company and Standard Plan, Inc.

     2.13. LITIGATION; ORDERS.  Except as set forth on Schedule
2.13, there is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at Law or in equity by or before any Governmental Authority, arbitrator or similar panel, now pending or, to the best knowledge of the Goran Entities, threatened (i) against or affecting Pafco or IGF or any of their respective directors, officers or employees relating to the business of Pafco or IGF, which is material, or (ii) against or affecting Goran or any of its Affiliates, or their directors or officers, which seeks to enjoin or obtain damages in respect to the consummation of the transactions contemplated hereby or by the Ancillary Agreements or the assets or the business of Pafco or IGF. Except as set forth in Schedule 2.13, none of the Goran Entities is subject to any order, writ, injunction or decree of any Governmental Authority that are or may be materially adverse to the Company, Pafco, IGF or Superior.

     2.14. COMPLIANCE WITH LAWS; PERMITS. Each of Pafco and IGF (a) has complied in all material respects with all federal, state, local and foreign Laws applicable to it and its business and (b) has all federal, state, local and foreign governmental licenses, permits and qualifications necessary in the conduct of its business as currently conducted, such licenses, permits and qualifications are in full force and effect, and no violations have been recorded in respect of any such licenses, permits and qualifications, and no proceeding is pending or, to the best knowledge of the Goran Entities, threatened to revoke or limit any such license, permit or qualification.
Schedule 2.14 sets forth a list of all such licenses, permits and qualifications with respect to Pafco, and the expiration dates thereof.

     2.15. REGULATORY FILINGS.

           (a) Schedule 2.15 contains a true and complete list of all annual statements ("Annual Insurance Statements") which Goran, SIG or Pafco have filed with or submitted to the insurance regulatory authorities of the State of Indiana (and any other state in which such statements are required to be filed with respect to Pafco) and all reports of examinations issued by such insurance authorities since December 31, 1991. Except as indicated in such annual statements or reports, (i) such filings or submissions were in compliance with applicable law when filed and, as of their respective dates, did not contain any untrue statement or misstatement of fact or omit to state any material fact necessary to make the statements set forth therein, in light of the circumstances under which such statements were made, not misleading; (ii) no deficiencies have been asserted by any such regulatory authority with respect to such filings or submissions; (iii) except as disclosed on Schedule 2.15(a)(iii), since December 31, 1991, no fine or penalty has been imposed on Goran, SIG or Pafco by any insurance regulatory authority with respect to Pafco; and (iv) no deposits have been made by Goran, SIG or Pafco with any insurance regulatory authority which were not shown in the most recent Annual Insurance Statement.

           (b) The amounts shown in the Annual Insurance Statements with respect to Pafco on account of (i) aggregate reserves for claim and claim expense, future policy benefits, unearned premiums and policyholders' funds and (ii) policy and contract claims liability, are computed in accordance with commonly accepted industry standards consistently applied, meet the requirements of the insurance and other applicable laws and regulations of the State of Indiana, make a good and sufficient provision for all unmatured obligations of the Company under the terms of its policies and are consistent with the assumptions previously employed.

           (c) Goran or SIG has filed or otherwise provided all material reports, data, other information and applications required to be filed with or otherwise provided to all federal, state or local Governmental Authorities with jurisdiction over Pafco, and all regulatory registrations and approvals of all federal, state or local Governmental Authorities with jurisdiction over Pafco are in full force and effect. Since December 31, 1991, there have been no material disputes or controversies with or investigations undertaken by any such regulatory authorities, except as set forth in Schedule 2.15.

     2.16. INSURANCE BUSINESS.

           (a) All contracts, arrangements, treaties, understandings and agreements to which Pafco (or any Goran Entity wholly or partially on behalf of Pafco) is a party with respect to reinsurance applicable to insurance in force (including grace periods and other extensions) on the date of this Agreement, and all such contracts, arrangements, treaties, understandings and agreements under which Pafco (or any Goran Entity wholly or partially on behalf of Pafco) has any obligation to cede insurance (all of the foregoing being referred to, collectively, as the "Reinsurance Agreements"), are valid, binding and in full force and effect in accordance with their terms. No Goran Entity is, and, to the knowledge of the Goran Entities, no other party thereto, is in material default of any Reinsurance Agreement and no Reinsurance Agreement contains any provision providing that the other party or parties thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions, except as disclosed on Schedule 2.16. Schedule 2.16 contains a true and complete list of all Reinsurance Agreements (other than any Reinsurance Agreements with respect to which liabilities retained by Pafco do not exceed $100,000 in the aggregate).

           (b)  Except  with  respect  to  terms  specifically  negotiated  with policyholders, all policies of insurance issued by Pafco and now in force are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities in the jurisdictions where issued or have been filed with and not objected to by such authorities within the period provided for objection. None of the terms embraced by the exception to the representation and warranty contained in the immediately preceding sentence  adversely  affects  the  enforceability  of any of  such  policies  or jeopardizes the licensing or authorization of Pafco in any jurisdiction. The transactions contemplated by this Agreement will not affect the validity or binding character of any policy of insurance issued by Pafco or render any admissible assets of Pafco inadmissible under the applicable insurance laws of any jurisdiction or the regulations promulgated thereunder by insurance regulatory authorities.

     2.17. THREATS OF CANCELLATION. Except as set forth in Schedule 2.17, since December 31, 1992, no policyholder or related group of policyholders, agents, or persons or entities producing insurance business which, singly or in the aggregate, accounted for five percent or more of the gross income of Pafco for the year ended December 31, 1992 has or have, at its or their initiative, terminated or threatened to terminate its or their relationship with Pafco, either as a result of the transactions contemplated by this Agreement or otherwise, and Pafco has no reason to believe that any such termination will occur.

     2.18. RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, nor, to the knowledge of the Goran Entities, any Law or other instrument binding upon any of the Goran Entities which has or would reasonably be expected to have the effect of prohibiting or materially restricting any business practice of, any acquisition of property by, or the conduct of business by the Company, Pafco or Superior as presently conducted.

     2.19. MATERIAL CONTRACTS. Except for agreements, contracts, plans, arrangements or commitments disclosed to GSCP pursuant to Schedule 2.19 (a copy of each of which has been provided to GSCP) (collectively, "Material Agreements"), Pafco is not a party or subject to any agreement, contract, plan, lease, arrangement or commitment which is material to Pafco or which is not made in the ordinary course of business. All Material Agreements are valid and binding agreements and are in full force and effect, and neither Pafco nor, to the knowledge of the Goran Entities, any other party thereto is in default in any respect under the terms of any such Agreement. No Material Agreement contains any provision providing that the other party or parties thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions, except as set forth on Schedule 2.19.

     2.20. ENVIRONMENTAL.

           (a) The Goran Entities and their predecessors and their "affiliates" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) ("Affiliates") have complied in all material respects with all Environmental Laws (as defined below), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the foregoing, the Goran Entities and its predecessors and Affiliates have obtained and been in compliance with all the terms and conditions of all permits, licenses and other authorizations which are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental Laws.

           (b) Neither Pafco nor IGF has any material liability (and, except as disclosed on Schedule 2.20, none of the Goran Entities, their predecessors or Affiliates has handled or disposed of any substance, arranged for the deposit of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of the Goran Entities or their Affiliates giving rise to any liability) for damage to any site, location or body of water, for any illness of or personal injury to any employee or other individual or for any reason under any Environmental Law.

           (c) "Environmental Laws" mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, each as amended, together with all other Laws of federal, state, local and foreign Governmental Authorities concerning pollution or protection of the environment, including Laws relating to emissions, discharges, releases or material releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic material or waste.

     2.21. RELATED PARTY TRANSACTIONS. Except as set forth on Schedule 2.21, (i) no current stockholder, director, officer or employee of Pafco or IGF, or any Affiliate or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of any of the foregoing persons is presently, or during the past five years has been, a party to any agreement or transaction with respect to which Pafco or IGF currently has any liability (contingent or otherwise) and
(ii) there are no agreements or ongoing transactions between Pafco or IGF on the one hand and any Goran Entity or Affiliate of Goran (including Pafco or IGF) on the other hand. Each ongoing intercompany transaction set forth on Schedule 2.21 is on terms that are (i) consistent with the past practice of Pafco or IGF, as the case may be, and (ii) at least as favorable to Pafco or IGF, as the case may be, as would be available with independent third parties dealing at arms' length.

     2.22. BROKERS. Except as set forth on Schedule 2.22, none of the Goran Entities, nor any of their respective officers, directors, employees, stockholders or agents, has employed any broker or finder in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. The Goran Entities have furnished to GSCP copies of all arrangements disclosed on Schedule
2.22 and the Company will not have any liability thereunder except up to $250,000.

     SECTION 3. REPRESENTATIONS AND WARRANTIES OF GSCP. GSCP hereby represents and warrants to Goran as follows:

     3.1. ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY. GSCP is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite organizational authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby or thereby.

     3.2. AUTHORIZATION. The execution, delivery and performance by GSCP of this Agreement and the Ancillary Agreements have been duly authorized by all requisite partnership action on the part of GSCP and each such agreement constitutes (or when executed will constitute) the legal, valid and binding obligation of GSCP, enforceable against it in accordance with its terms.

     3.3. NO CONFLICT. The execution, delivery and performance by GSCP of its obligations under this Agreement and the Ancillary Agreements, and the consummation by GSCP of the transactions contemplated hereby or thereby, will not (a) violate any provision of any Law applicable to it, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement to which it is a party or (c) violate GSCP's organizational documents.

     3.4. CONSENTS. Except as set forth on Schedule 3.4, no permit, authorization, consent, approval or waiver of or by, or any notification of or filing with, any Governmental Authority or third party is required in connection with the execution, delivery and performance by GSCP of this Agreement and the Ancillary Agreements and the consummation by GSCP of the transactions contemplated hereby or thereby.

     3.5. INVESTMENT. GSCP is acquiring the Company Common Stock for investment and not with a view to the distribution thereof in violation of any applicable securities laws. GSCP understands that (i) the Company Common Stock will not be, in connection with the transactions contemplated by this Agreement, registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the Company Common Stock may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

     3.6. BROKERS. Neither GSCP nor any of its officers, employees, partners or agents has employed any broker or finder in connection with this Agreement and the Ancillary Agreements or the transactions contemplated hereby or thereby.

     3.7. AVAILABILITY OF FUNDS. GSCP has, or will on the Closing Date have, sufficient cash to pay the GSCP Purchase
Price.

     SECTION 4. PRE-CLOSING COVENANTS.

     4.1. COOPERATION. Each of the parties hereto shall use all reasonable efforts to cause the transactions contemplated hereby and by the Ancillary Agreements to be consummated, including, without limitation, seeking to obtain all consents, approvals, authorizations, permits or waivers required to be obtained from, and making all notifications required to be made to, Governmental Authorities and other third parties in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby.

     4.2. HSR ACT/FORM A FILING. Each of the parties hereto shall timely and promptly make and shall cooperate with each other in making, (i) all filings required under the HSR Act, (ii) a filing on Form A with the Department of Insurance of the State of Indiana and (iii) and all other filings required by Law to be made with any other Governmental Authority and shall provide any additional information or documentation requested by the Federal Trade Commission, the Department of Justice, the Department of Insurance of the State of Indiana or any other Governmental Authority, in connection with such filings.

     4.3. CONDUCT OF BUSINESS. Goran and SIG shall cause Pafco to conduct its business between the date hereof and the Closing Date in the ordinary course of business, consistent with past practice, including, without limitation, (a) performing in all material respects all of its contracts and agreements and (b) using its reasonable efforts to maintain (i) all of its buildings, facilities, equipment, leasehold and other improvements, fixtures, any related capitalized items and other tangible property owned by or leased to it in good operating condition and repair, free of any material structural or engineering defects,
(ii) its present workforce and agents, customer base, reinsurance arrangements and other business relationships substantially intact, and (iii) all its licenses, permits and qualifications in good standing. Prior to the Closing, Goran and SIG shall consult with GSCP from time to time with respect to the conduct of the business of Pafco, and shall cause the Company not to conduct any business other than such actions as are required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

     4.4. RESTRICTED ACTIVITIES. Between the date hereof and the Closing Date, Goran and SIG shall cause Pafco not to engage in any of the activities described in clauses (c) through (r) of Section 2.9, without the prior written consent of GSCP (other than, with respect to clause (n), a change in the reserves for losses made pursuant to Section 4.11).

     4.5. ACCESS. From the date hereof and prior to the Closing, the Goran Entities shall provide GSCP with such information as GSCP may from time to time reasonably request with respect to the Goran Entities and the transactions contemplated by this Agreement and the Ancillary Agreements (including, without limitation, the EuroNotes and the EuroNotes Waiver (both as defined in Section 4.14) and any IGF Company Sale), and shall provide GSCP and its representatives, accountants and lenders reasonable access during regular business hours and upon reasonable notice to the employees and books and records of Pafco or the Company as GSCP may from time to time reasonably request.

     4.6. NO SOLICITATION. Between the date hereof and the Closing, none of the Goran Entities, any of their Affiliates or any director, officer, employee, agent or representative of any of the foregoing, shall, directly or indirectly, initiate, solicit, encourage or participate in, discussions or negotiations with, provide any information to, or enter into any agreement, with any person or entity with respect to any merger, consolidation, recapitalization, sale of capital stock, sale of substantial assets or similar transaction with respect to
(x) any of SIG, Pafco, the Company, Superior or any subsidiary of Superior (but, for purposes of clarity, not including IGF, Symons International Group, Inc. - Florida ("SIG - Florida"), Granite Reinsurance Company Ltd. ("Granite Re") or Granite Insurance Company) or (y) Goran to the extent that an Acceleration Event (as defined in the Stockholder Agreement) would occur. The Goran Entities shall, promptly after receipt thereof by any of them, notify GSCP of the terms of any offer by any person or entity with respect to any of the foregoing.

     4.7. COMMUNICATIONS. Between the date hereof and the Closing Date, communications from Goran or any of its Affiliates to any of Goran's or its Affiliates' or Superior's employees, policyholders, reinsurers, suppliers or others having business relationships with any of them, regarding the transactions contemplated by this Agreement and including any reference to GSCP or its Affiliates, will be provided to GSCP in advance for its approval.

     4.8. STATE REGULATORY AUTHORITIES. The Goran Entities will use their best efforts to cooperate with all applicable state regulatory authorities with respect to any request, investigation (for example, a market conduct audit) or requirement thereof relating to Pafco, and Goran and SIG will cause Pafco to advise GSCP of the receipt and the status thereof on an ongoing basis.

     4.9. ADVICE OF CHANGES. Each of Goran and SIG, on the one hand, and GSCP, on the other hand, will use its best efforts promptly to advise the other in writing of any event occurring after the date hereof which would render any of its representations and warranties contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, untrue or inaccurate.

     4.10. PUBLIC ANNOUNCEMENTS. GSCP on the one hand, and the Goran Entities on the other hand, agree that, prior to the Closing, they will not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without obtaining the prior consent of the other as to the timing, content and wording thereof, except as required by applicable Law. In the event of any disclosure required by applicable Law, the parties will consult with each other as to the contents thereof prior to making such disclosure, if it is possible (consistent with the applicable legal requirements) to do so.

     4.11. TILLINGHAST STUDY. Prior to the Closing, Goran and SIG shall cause Pafco to retain Tillinghast, a Towers Perin company, to conduct a study of the reserves for losses established, as of December 31, 1995, by Pafco in respect of its insurance policies (the "Tillinghast Study") in order to (i) establish the appropriate amount of reserves for losses (the "Tillinghast December 31 Reserve Amount") to be included by the Company in preparing the unconsolidated balance sheet of Pafco as of December 31, 1995 and (ii) to make recommendations as to the optimum methodology for reflecting appropriate reserves for losses (the "Tillinghast Methodology"). After receipt by Pafco of the Tillinghast Study,
Goran and SIG shall cause Pafco to adjust its books and records, and to establish reserves for losses (including on the Draft Closing Balance Sheet), in accordance with the Tillinghast Methodology. Pafco will continue, after the Closing, to establish reserves for losses consistent with the Tillinghast Methodology.

     4.12. REINSURANCE ARRANGEMENTS.

           (a) Prior to the Closing, Goran and SIG shall cause Pafco to enter into agreements of reinsurance with respect to all insurance policies issued prior to the date hereof by Pafco (x) on behalf of SIG-Florida (the "SIG Florida Policies") and (y) in respect of any type of insurance other than non-standard auto insurance (the "Other Insurance Policies"). Pursuant to such agreements of reinsurance, all liabilities under and all rights to receive premiums with respect to all SIG-Florida Policies and all Other Insurance Policies shall be assigned to and assumed by a third party (it being understood that Pafco may enter into such agreements of reinsurance with Granite Re), so long as each such agreement meets the requirements set forth in Section 2.3(h) of the Stockholder Agreement). Goran and SIG agree that they will, jointly and severally, hold each of Pafco, the Company and GSCP harmless from and against any and all Losses (defined in Section 9.2(c)) with respect to the SIG Florida Policies and the Other Insurance Policies.

           (b) Prior to the Closing, Goran and SIG shall cause Pafco and IGF to enter into agreements of reinsurance pursuant to which all liabilities under and all rights to receive premiums with respect to all policies relating to non-standard automobile insurance issued prior to the date hereof by IGF on behalf of Pafco shall be assigned to and assumed by Pafco.

           (c) Each agreement of reinsurance entered into by Pafco pursuant to Sections 4.12(a) and (b) (collectively, the "Reinsurance Arrangements") shall be on Pafco's standard form of reinsurance agreement (and copies of each such Reinsurance Arrangement shall be provided to GSCP) or otherwise in form and substance reasonably satisfactory to GSCP.

           (d) Between the date hereof and the Closing Date, Goran and SIG shall cause Pafco not to issue insurance policies on behalf of any Affiliate of Goran (except in accordance with Section 5.7 hereof) and Goran shall cause each of its Affiliates (other than Pafco) not to issue insurance on behalf of Pafco, unless the parties hereto shall have consented thereto in writing; provided, however, that SIG-Florida may continue to issue insurance policies on behalf of Pafco consistent with past practice.

     4.13. QUOTA SHARE AGREEMENTS Prior to the Closing, except for quota share agreements entered into by Pafco pursuant to Sections 4.12(a) and (b), Goran and SIG shall cause Pafco to cancel and make null and void, without any liability to Pafco arising from such cancellation, all quota share agreements to which Pafco is a party as of the date hereof (the "Quota Share Cancellation," and together with the Reinsurance Arrangements, the "Pre-Closing Transactions"). Between the date hereof and the Closing Date, Goran and SIG shall cause Pafco not to enter into any quota share arrangements.

     4.14. GORAN EURONOTES.

           (a) Prior to the Closing, Goran shall obtain, at no direct or indirect cost, expense or liability (including any indirect economic cost) to GSCP or the Company, from or on behalf of the holders of notes (the "EuroNotes") issued by Goran pursuant to the Amended and Restated Trust Indenture, dated December 29, 1992 (such indenture and all documents ancillary thereto being referred to herein as the "EuroNote Documents"), between Goran and Montreal Trust Company of Canada, a waiver (the "EuroNotes Waiver") containing the provisions set forth on Exhibit G. Goran shall keep GSCP apprised of the status of its efforts to obtain the EuroNote Waiver.

           (b) Without limiting Section 4.14(a), in the event that, at any time after the date hereof, there exists any restriction (a "EuroNote Restriction") on the operation of the business of the Company, Newsub, Pafco, Superior or any subsidiaries thereof by reason of the EuroNotes or the EuroNote Documents, Goran and SIG shall, within 30 days after learning of the existence thereof, take such action as is necessary to remove such EuroNote Restriction, including, without limitation, redeeming all of the outstanding EuroNotes. In the event that such EuroNote Restriction is not so removed, GSCP, in addition to any other remedies it may have, shall be entitled to elect to purchase from SIG a number of the shares of Company Common Stock, at a price per share equal to (a) the Total Investment (as defined in Section 9.2), divided by (b) the number of shares of Investment Company Common Stock (as defined in Section 9.2), such that such sale of shares of Company Common Stock will provide SIG and Goran with such proceeds as are necessary for Goran to redeem all of the outstanding EuroNotes, which proceeds shall be used by Goran for such purpose.

           (c) Goran and SIG, jointly and severally, agree to indemnify and hold harmless each GSCP Indemnified Party from any and all Losses arising out of, resulting from or relating to the EuroNotes, the EuroNotes Waiver, or the EuroNote Documents (including, without limitation, any liabilities arising or fees, expenses or other amounts already paid or to be paid to the Bank pursuant to the Bank Commitment Letter in the event that (x) arrangements are not made with respect to the EuroNotes which are satisfactory to the Bank and (y) the Bank terminates its obligations under the Bank Commitment Letter).

     4.15. IGF.

          (a) Prior to the Closing, Goran and SIG shall (x) cause Pafco to divest all of the capital stock of IGF held by Pafco such that Pafco will not hold, directly or indirectly, any of the capital stock of IGF) and, (y) in connection therewith, shall (a) cause IGF Holdings to pay a cash dividend to Pafco in an amount (the "IGF Amount") equal to the greater of the book value or the statutory surplus of IGF as of December 31, 1995, as set forth on the audited financial statements of Pafco as of December 31, 1995, (b) cause IGF Holdings to pay a dividend to Pafco in the form one or more promissory notes of IGF Holdings in the aggregate principal amount of the IGF Amount, with each such note being substantially in the form of Exhibit H hereto (the "IGF Holding Notes"), or (c) cause to be issued to Pafco by any Affiliate of Goran reasonably acceptable to GSCP such other promissory notes in the aggregate principal amount of the IGF Amount (with respect to clause (c), with an accompanying arrangement, which shall include a pledge agreement with terms similar to the terms of the Pledge Agreement (as defined in 9.2(j)), providing Pafco with a fully perfected first security interest in all the issued and outstanding shares of capital stock of IGF, to secure repayment of such note) or such other assets as shall be reasonably acceptable to Pafco (the actions referred to in clauses (x) and (y) of this Section 4.15(a) being referred to herein, collectively, as the "IGF Pre-Closing Transactions"). An "IGF Company Sale" shall mean (i) a sale or public offering of any of the shares of capital stock of IGF or IGF Holdings (pursuant to a merger or consolidation of IGF or IGF Holdings with, or sale of such stock to, another person or entity) or (ii) a sale of any assets of IGF or IGF Holdings not in the ordinary course of business consistent with past practice.

           (b) If the IGF Holdings Notes are issued as set forth in Section 4.15(a), Goran and SIG jointly and severally agree that, so long as there remain obligations of IGF Holdings pursuant to the IGF Holdings Notes, each shall cause SIG, IGF Holdings and IGF to comply with the covenants set forth on Exhibit I hereto, and, upon the occurrence of any of the events set forth in Exhibit I hereto under the heading "Events of Default," (each, an "Event of Default"), then, and in such event, GSCP may declare all or a portion of the outstanding principal amounts of the IGF Holdings Notes (with accrued interest thereon) and all other amounts owing to Pafco pursuant to the IGF Holdings Notes to be immediately due and payable, whereupon the same shall immediately become due and payable. All representations and warranties contained herein relating to IGF and IGF Holding, shall survive only until all of the outstanding principal amounts, accrued interest and all other obligations owing, pursuant to the IGF Holdings Notes have been paid in full. If notes other than the IGF Holdings Notes are issued as set forth in Section 4.15(a), covenants and events of default similar to those set forth in Exhibit I shall be applicable, all in form and substance reasonably satisfactory to GSCP.

           (c) Goran and SIG shall cause (i) IGF Holdings to conduct no business except as expressly contemplated by this Agreement and (ii) IGF to conduct its business between the date hereof and the Closing Date in the ordinary course of business, consistent with past practice.

     4.16. OPTION PLAN. Effective as of the Closing, the Company shall adopt a stock option plan substantially in the form of the plan set forth in Exhibit J hereto (the "Stock Option Plan").

     4.17. MANAGEMENT AGREEMENTS. Effective as of the Closing, SIG shall assign to Newsub all of SIG's rights, and Newsub shall assume all of SIG's obligations, under the Agreement dated May 1, 1987, between Pafco and SIG attached as Exhibit K hereto (the "Pafco Management Agreement") and Goran, SIG and the Company shall cause Newsub and Superior to enter into an administrative services agreement reasonably satisfactory to GSCP (such agreements being referred to herein as the "Superior Administrative Management Agreements").

     4.18. RELEASE OF ENCUMBRANCE. Prior to the Closing, Goran and SIG (i) shall cause to be released any Encumbrances existing on the assets or properties of Pafco pursuant to the Commercial Pledge Agreement (the "Union Pledge Agreement"), dated December 29, 1994, between Union Federal Savings Bank of Indianapolis ("Union") and Pafco, and (ii) shall cause the standby letter of credit, dated December 29, 1994, among United National Insurance Company ("United") and Pafco to be cancelled and of no further force and effect, or, if, after using its best efforts to do so, United shall not agree to such cancellation, then Goran and SIG shall cause Granite Re to post collateral to secure such letter of credit and shall obtain from Union a release of any Encumbrance existing pursuant to the Union Pledge Agreement.

     4.19. RESIGNATIONS. Immediately prior to the Closing, Goran and SIG shall cause all officers of the Company to resign their positions, effective as of the Closing.

     SECTION 5. ADDITIONAL COVENANTS.

     5.1. ACCESS TO RECORDS. From and after the Closing, the Company shall afford GSCP and its employees, counsel and other authorized representatives full access, during normal business hours, upon reasonable advance notice, to all of Pafco's books, records and properties, and to all of its officers and key employees for any purpose.

     5.2.  FINANCIAL REPORTS.

           (a) For a period of twelve months after the Closing (the "Initial Period"), the Company agrees to furnish to GSCP and Goran, within 30 days after the end of each fiscal month, (i) internal summary financial and operating statements for such month, prepared by management of the Company ("Monthly Financial"), (ii) a letter or memorandum prepared by management of the Company discussing the revenues and operations of the Company and the summary financial information for such period (a "Management Letter") and (iii) a statement, certified by the Chief Financial Officer of the Company, certifying that the financial position at such month-end and results of operations of the Company for such period as reflected in the Monthly Financial are presented fairly and have been prepared in accordance with U.S. GAAP (subject to normal year-end adjustments and the absence of footnotes) consistently applied.

           (b) After the Initial Period, the Company will furnish to Goran and GSCP, after the end of each fiscal quarter, (i) internal summary financial and operating statements for such quarter, prepared by management of the Company ("Quarterly Financials"), and a letter or memorandum discussing the revenues and operations of the Company and the summary financial information for such period,
(ii) a Management Letter and (iii) a statement, certified by the Chief Financial Officer of the Company, certifying that the financial position at such quarter-end and results of operations of the Company for such period as reflected in the Quarterly Financials are presented fairly and have been prepared in accordance with U.S. GAAP (subject to normal year-end adjustments and the absence of footnotes) consistently applied. The Company will use its best efforts to deliver the foregoing within 45 days after the end of each fiscal quarter.

           (c) Commencing with the first fiscal year ending after the Closing, the Company agrees to use its best efforts to furnish to Goran and GSCP, within 90 days after the end of each fiscal year, commencing with the first fiscal year ending after the Closing, (i) audited balance sheets and an income statement as of the end of such fiscal year, together with statements of retained earnings and cash flow for such fiscal year, all in reasonable detail and certified by a recognized "Big Six" national firm of independent accountants (selected by the Board of Directors of the Company) as presenting fairly the financial position at such year-end and results of operations of the Company for such period as having been prepared in accordance with U.S. GAAP consistently applied, including their opinion thereon, and (ii) a Management Letter. The Company will use its best efforts to deliver the foregoing within 90 days after the end of each fiscal year.

           (d) Promptly upon becoming available, (i) copies of all filings made by the Company with the Securities and Exchange Commission, any securities exchange or any insurance regulatory agency and (ii) any other information that GSCP or Goran shall reasonably request.

           (e) The financial statements and information delivered pursuant to the foregoing Sections 5.2(a), (b) and (c) shall be the consolidated and consolidating financial statements of the Company and all subsidiaries the accounts of which are consolidated with those of the Company.

     5.3. D&O INSURANCE. The Company shall maintain, at all times after the Closing, with financially sound and reputable insurers, adequate directors' and officers' liability insurance.

     5.4. INVESTMENT BANKING SERVICES. Goldman, Sachs & Co. ("Goldman Sachs") or any Affiliate of Goldman Sachs shall have the right to perform all investment banking services for the Company for which an investment banking firm is retained after the date hereof (including, without limitation, with respect to the sale of the Company) (but not including with respect to any IGF Company Sale or the proposed recapitalization or sale of Granite Re or Granite Insurance Company) and Goldman Sachs shall have the right to act as the lead managing underwriter with respect to any public offering of securities of the Company or any secondary offering of the securities of the Company, in each case, upon customary terms, including compensation, consistent with an arm's-length transaction. If the Company engages Goldman Sachs or any of its Affiliates to be a managing underwriter in connection with any underwriting of its capital stock and the Company desires to engage one or more investment bankers as co-managing underwriter(s) in connection with such offerings, the Company shall have the right to select such co-managing underwriter(s). If the Company and Goldman Sachs or its Affiliate, after good faith discussions, cannot agree on the terms of any such engagement, the Company may hire such other investment banker as it finds acceptable, provided that Goldman Sachs shall then be entitled to be a co-managing underwriter in connection with any such underwriting of capital stock of the Company.

     5.5. POLICIES TO BE ISSUED BY IGF. After the Closing, when requested by the Company, so long as Goran, directly or indirectly, has voting control of IGF (it being understood that Goran shall be deemed to have such voting control of IGF for so long as (1) in the aggregate it holds, directly or indirectly, in excess of 25% of the outstanding capital stock of IGF the holders of which are entitled to vote generally for the election of directors of IGF and (2) no other holder or "group" (as such term is defined by the Securities Act of 1934, as amended) of holders holds in excess of 10% of such stock), Goran and SIG shall cause IGF to issue insurance policies on behalf of Pafco. The Company shall cause Pafco to enter into agreements of reinsurance with IGF pursuant to which all liabilities under and rights to receive premiums with respect to such policies shall be assumed by Pafco.

     5.6. GORAN REINSURANCE. In the event that the Board approves the Company, Pafco or any other subsidiary of the Company issuing any insurance policy on behalf of Goran, SIG or any of their Affiliates, Goran shall arrange for the Company or its subsidiary, as the case may be, to enter into agreements of reinsurance pursuant to which all liabilities and rights to receive premiums with respect to such policy shall be assumed by a third party (it being understood that, subject to Section 2.3 of the Stockholder Agreement, the Company, Pafco or any other subsidiary of the Company may enter into such agreements of reinsurance with Granite Re). Goran and SIG agree that they will, jointly and severally, indemnify and hold harmless each of the Company, its subsidiaries and GSCP from and against all Losses relating to any such policies.

     5.7. CERTAIN REPURCHASES. Prior to December 31, 1996, Goran and SIG, jointly and severally, agree to (a) purchase from the Company or Pafco, as the case may be, the Cliffstan Note, (to the extent that such Note has not theretofore been assigned pursuant to Section 1.7(b)), at a purchase price equal to the book value of such note as reflected on the Closing Date Balance Sheet, and (b) to repay any and all amounts owing to Pafco by SIG or any other Affiliate of Goran as of the date hereof (to the extent that such amounts have not been canceled pursuant to Section 1.7(b)).

     5.8. TRITECH SYSTEM. After the Closing, Goran or SIG shall make available for use by the Company the Tritech System, without charge therefor.

     5.9. Intercompany Arrangements. Except as set forth on Schedule 5.9 or as expressly contemplated by this Agreement or the Ancillary Agreements, as of the Closing Date, any and all transactions, agreements or arrangements between Pafco or IGF on the one hand and Pafco, IGF, SIG, Goran or any of their Affiliates on the other hand, will be terminated and of no further force and effect, without any liability to Pafco, IGF or the Company.

     5.10. SUPERIOR NOTE PURCHASE. In the event that pursuant to Section 4.15, the IGF Holdings Notes or any other notes are issued to Pafco, then, promptly after the Closing (but in no event later than 10 days from the date thereof), the Company shall cause Superior to purchase from Pafco, and Pafco to sell to Superior, one or more notes with an aggregate principal amount equal to 75% of the aggregate principal amount of the IGF Holdings Notes (or such other notes, as the case may be).

     SECTION 6. TAXES.

     6.1.  TAX REPRESENTATIONS AND WARRANTIES.

           (a) For purposes of this Section 6, the following terms shall have the meanings set forth below, and all of the representations and warranties made herein are made jointly and severally by Goran and SIG:

           "Tax" or "Taxes" means any taxes, assessments, duties, fees, levies, imposts, deductions, withholdings, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever imposed by any government or taxing authority of any country or political subdivision of any country and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, and includes any liability of any of the Goran Entities arising under any tax sharing agreement to which any of them is or has been a party.

           "Income Tax" or "Income Taxes" means any income or franchise Taxes or other Taxes measured in whole or in part by net income.

           "Return"  shall  mean  any  report,  return,   statement,   estimate,
declaration, notice, form or other information required to be supplied to a taxing authority in connection with Taxes.

           (b) Except as set forth on Schedule 6.1(b), (i) all Tax Returns required by Law to have been filed by or with respect to Pafco have been timely filed, (ii) all Taxes shown to have become due pursuant to such Returns have been paid, (iii) all Taxes (other than those being contested in good faith) for which a notice of or assessment or demand for payment has been received or which are otherwise due and payable have been paid and (iv) all such Tax Returns were true, correct and complete in all material respects. The accruals and reserves for Taxes in each of the balance sheets included in the Financial Statements are adequate to cover any liability of Pafco for Taxes for periods through the dates of such balance sheets. The accruals and reserves for deferred tax liability in each of such balance sheets are adequate to cover any such liability. If Pafco files its Tax Returns for its taxable year that includes the date hereof in conformance with its past practices and tax reporting, to the best knowledge of the Goran Entities or any of their directors, officers or employees, there will be no basis for any material adverse audit adjustments under any of the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or any provisions of state, local or foreign Tax Law, with respect to operations and activities of Pafco during the period which began on January 1, 1995 and ends on the date hereof.

           (c) Except as set forth on Schedule 6.1(c), (i) to the best knowledge of the Goran Entities or any of their directors, officers, or employees, there is no action, suit, proceeding, investigation, audit, claim or assessment pending or proposed with respect to any liability for Tax that relates to Pafco,
(ii) all amounts required to be collected or withheld by Pafco with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, (iii) no extension of time within which to file any Return that relates to Pafco has been requested, which Return has not since been filed, (iv) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Return that relates to Pafco which remain in effect, (v) there are no tax rulings, requests for rulings, or closing agreements to which Pafco is a party or is subject which could affect its liability for Taxes for any period after the Closing, (vi) all federal, state, local and foreign Income Tax Returns of Pafco with respect to taxable periods through the year ended December 31, 1991, have been examined and closed or are Returns with respect to which the applicable statute of limitations has expired without extension or waiver, (vii) no power of attorney has been granted by Pafco or SIG with respect to any matter relating to Taxes of Pafco which is currently in force, (viii) no consent under Section 341(f) of the Code or any comparable provision of state or local Tax Law has been filed by or with respect to Pafco, (ix) Pafco has not agreed nor is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise, and the Internal Revenue Service (or other taxing authority) has not proposed, and to the knowledge of Pafco or SIG is not considering, any such change in accounting method in connection with an ongoing audit of Pafco, (x) Pafco has not disposed of any property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code or any similar provision of state, local or foreign Tax Law, (xi) none of the Tax Returns of Pafco filed, or to be filed on or before the Closing Date, contain, or will contain, a disclosure statement under Section 6662 of the Code or any similar provision of state, local, or foreign Tax Law and (xii) to the best knowledge of the Goran Entities, or any of their directors, officers, or employees, no taxing authority in any jurisdiction in which Pafco does not file Tax Returns has made a claim, assertion or threat that Pafco is or may be subject to taxation by such jurisdiction.

           (d) Complete copies of all (i) federal Income Tax Returns, including amended Returns, of Pafco, that have been filed with respect to taxable periods beginning on and after December 31, 1990 through the date hereof, and (ii) the most recently filed state, local and foreign Income Tax and other Returns, including amended Returns, of Pafco have been delivered or made available to GSCP prior to the date hereof. Prior to the date hereof, Pafco has provided to GSCP copies of all revenue agents' reports and other written assertions by governmental authorities of deficiencies or other liabilities for Taxes of Pafco with respect to past periods for which the limitations period has not run, and each of such items have been set forth on Schedule 6.1(d). Schedule 6.1(d) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Pafco has filed an income, franchise, sales or use Tax Return for taxable periods ending on or after December 31, 1990.

     6.2. RETURNS AND PAYMENTS. (a) The Company shall cause Pafco to consent to join, for all taxable periods of Pafco ending on or before the Closing Date for which it is eligible to do so, in any consolidated, combined or unitary Income Tax Returns which SIG shall request it to join. SIG shall cause to be prepared and filed all such consolidated, combined or unitary Returns. The Company agrees to cooperate with SIG and its affiliates in the preparation of the portions of such Returns pertaining to Pafco. For purposes of this Section 6.2(a), SIG shall treat (and shall cause Pafco to treat) the Closing Date as the last date of the taxable period of Pafco in which the Closing occurs. SIG shall cause to be timely paid all Taxes to which such Returns relate for all periods covered by such Returns.

           (b) The Company shall cause to be prepared and filed, subject to review by SIG, all required Tax Returns of Pafco (other than those to be filed by SIG pursuant to paragraph (a) of this Section 6.2) for any period which ends on or before the Closing Date for which Tax Returns have not been filed as of the Closing Date. For purposes of this Section 6.2(b), to the extent permitted by applicable state, local or foreign Law, the Company shall treat (and shall cause Pafco to treat) the Closing Date as the last day of the taxable period in which the Closing occurs. SIG shall pay all Taxes to which such Returns relate for all periods covered by such Returns (after taking into account any estimated Taxes paid prior to the Closing and to the extent in excess of any amounts reserved with respect thereto on the Closing Date Balance Sheet) within five days of the Company's request therefor or five days prior to the date on which the related tax liability is due, whichever is later.

           (c) The Company shall cause to be prepared and filed, subject to review by SIG, all required Income Tax Returns of Pafco for any period which begins before and ends after the Closing Date (a "Straddle Period"). The Company shall cause to be paid all Income Taxes with respect to the Returns to be caused to be filed by the Company pursuant to this Section 6.2(c). Such Income Taxes to be caused to be paid by the

Company, to the extent attributable to any period or portion thereof ending on or before the Closing Date, shall be referred to herein as "Pre-Closing Straddle Period Income Taxes." SIG shall pay to the Company an amount equal to the Pre-Closing Straddle Period Income Taxes due with respect to any such Returns caused to be filed by the Company (after taking into account any estimated Taxes paid prior to the Closing and to the extent in excess of any amounts reserved with respect thereto on the Closing Date Balance Sheet). Such Pre-Closing Straddle Period Income Taxes shall be calculated as though the taxable year of Pafco terminated at the close of business on the Closing Date; provided, however, that, in the case of a franchise Tax not based on income, Pre-Closing Straddle Period Income Taxes shall be equal to the amount of franchise Tax for the taxable year which would have been imposed if such Tax were determined based on the assets and liabilities of Pafco as of the Closing, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable year through the Closing Date and the denominator of which shall be the number of days in the taxable year. Any amounts owed by SIG to the Company pursuant to this Section 6.2(c) shall be paid by SIG within five days of the Company's request therefor or five days prior to the date on which the Company is required to cause to be paid the related Tax liability, whichever is later.

           (d) As of the Closing Date, any Taxes in respect of Pafco (other than Income Taxes) for any Straddle Period shall be apportioned based on an interim closing of the books method to determine the amount of such Taxes allocable to the portion of such Straddle Period elapsed through the Closing Date (provided that, for this purpose, property Taxes shall be prorated based on the number of days in the relevant taxable period elapsed through the Closing Date as compared with the number of days in the Straddle Period). SIG shall be responsible for all such Taxes (in excess of any amounts reserved with respect thereto on the Closing Date Balance Sheet) relating (as determined under applicable law) to periods or portions thereof ending on or before the Closing Date (which Taxes, together with Pre-Closing Straddle Period Income Taxes, shall be referred to herein as "Pre- Closing Straddle Period Taxes") and the Company shall be responsible for all such Taxes relating to periods or portions thereof beginning after the Closing Date. Any payments or reimbursements of such Taxes required to be made by SIG to the Company or by the Company to SIG pursuant to this provision shall be paid by SIG or the Company within the later of five days of SIG's or the Company's request therefor or five days prior to the date on which SIG or the Company is required to pay or cause to be paid the related Tax liability; provided, that in no event shall SIG request such payment prior to the Closing Date.

           (e) To the extent permitted by applicable Law, all Tax Returns prepared pursuant to this Section 6.2 shall be prepared in all material respects, and all elections with respect to such Returns shall be made, consistent with prior practice with respect to

Pafco, except as may be mutually agreed by the Company (with approval of the Company's Board of Directors) and SIG.

     6.3.  INDEMNIFICATION, AUDITS.

           (a) Goran and SIG shall jointly and severally indemnify and hold harmless the Company and Pafco against (i) any and all liability assessed against Pafco for Income Taxes, the Tax Returns for which SIG is responsible for filing under Section 6.2(a); (ii) any liability for any other Taxes assessed against Pafco with respect to taxable periods ending on or before the Closing Date; (iii) any liability assessed against Pafco with respect to any period ending on or before the last day of the taxable year of SIG's consolidated (or combined or unitary) group in which the Closing occurs by reason of Pafco being severally liable for Income Taxes of SIG or any of its affiliates pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax Law); (iv) any liability for Pre-Closing Straddle Period Taxes assessed against Pafco (other than Pre-Closing Straddle Period Taxes for which SIG has paid the Company pursuant to Sections 6.2(c) and (d)), and (v) any liability which may be determined to be payable in connection with the execution and delivery and performance of this Agreement and the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby (including, without limitation, the IGF Pre-Closing Transactions and the actions contemplated by Section 1.1), including without limitation in each of (i) through (v) above any liability resulting from changes made on audit, but in the case of Taxes described in (ii) and (iv) above, only to the extent in excess of the amounts, if any, reserved with respect thereto on the Closing Date Balance Sheet, as reduced from time to time by payments made with respect thereto. Any indemnification payable by SIG to the Company or Pafco pursuant to this Section 6.3(a) shall be paid within the later of five days of the Company's request therefor and five days prior to the date on which the liability upon which the indemnification is based is required to be satisfied by the Company or Pafco, as the case may be.

           (b) Each party shall promptly notify the other in writing upon receipt of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of Pafco with respect to periods ending on or before the Closing Date; provided, however, that the failure of the Company to give SIG prompt notice as provided herein shall not relieve SIG of any of its obligations hereunder, except to the extent that SIG's position is actually and materially prejudiced as a result of such failure. SIG shall, at its own expense, control any audit or determination by any authority, initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Income Taxes (collectively, a "Tax Contest") attributable to Tax Returns for which it has filing responsibility pursuant to Section 6.2(a), and shall be responsible for the timely payment of any liability for Income Taxes that relate to such periods;

provided, however, that to the extent such audit or assessment relates to a Tax for which Pafco could be held liable or affects the amount of Taxes to be paid or caused to be paid by the Company, the Company shall have the right to participate in any such Tax Contest in the manner it deems appropriate and SIG shall be prohibited from reaching a settlement with regard to such Tax Contest without the Company's consent. The Company shall, at its own expense, control all Tax Contests attributable to Tax Returns for which it has filing responsibility pursuant to Section 6.2(b), and shall be responsible for the timely payment of any liability for Income Taxes that relate to such periods; provided, however, that to the extent such audit or assessment relates to a Tax for which SIG could be held liable or affects the amount of Taxes to be paid or caused to be paid by SIG, SIG shall have the right to participate in any such Tax Contest in the manner it deems appropriate and the Company shall be prohibited from reaching a settlement with regard to such Tax Contest without SIG's consent.

     6.4. REFUNDS AND CARRYBACKS. (a) Any refunds or credits of Taxes of Pafco received by or credited to the Company or Pafco attributable to periods ending on or before the Closing Date or to such portions of Straddle Periods ending at the close of business on the Closing Date, (collectively, "SIG's Refunds"), shall, to the extent in excess of amounts, if any, accrued with respect thereto as an asset on the Closing Date Balance Sheet, be for the benefit of SIG. The Company shall cause any such refund (net of any Tax liability resulting from such refund) to be paid to SIG within ten days of the Company's or Pafco's receipt thereof.

           (b) SIG agrees that if Pafco carries back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date ("Subsequent Loss") into any taxable period beginning before the Closing Date, then Pafco shall be entitled to any Tax benefit or refund of Taxes realized as a result thereof (after giving priority to any existing Tax attributes of SIG). The Company and SIG shall negotiate in good faith to resolve any dispute with respect to the calculation of any such benefit. Any unresolved disputes with respect to the calculation of Tax benefits related to a Subsequent Loss shall be submitted to a "Big Six" accounting firm for arbitration, the costs of which shall be shared equally by the Company and SIG.

     6.5. COOPERATION. After the Closing Date, the Company and SIG shall make available to the other, as reasonably requested, all information, records, documents or assistance relating to Tax liabilities or potential Tax liabilities of Pafco for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

     6.6. TAX SHARING. Other than pursuant to this Agreement, as of the Closing Date, Pafco shall have no further rights or obligations under any Tax-sharing agreement or arrangement among Pafco and SIG and/or any of SIG's Affiliates, and all intercompany accounts with respect to Taxes shall be canceled.

     6.7. TRANSFER TAXES. SIG will pay all sales, use, transfer, stamp, conveyance, recording, value added or other similar Taxes, duties, excise or governmental charges (including any Income Taxes or any real property gains Tax imposed with respect to the transfer of the stock of Pafco) imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notaries fees and other similar costs of Closing with respect to the transfer of the stock of Pafco or otherwise on account of this Agreement or the transactions contemplated hereby.

     6.8. firpta affidavit. SIG shall deliver to the Company at the Closing an affidavit (a so called "FIRPTA Affidavit") in form and substance reasonably satisfactory to the Company, duly executed and acknowledged, certifying facts that would exempt the transaction contemplated hereby from the provisions of the Foreign Investment in Real Property Tax Act.

     SECTION 7. EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

     7.1.  REPRESENTATIONS AND WARRANTIES.

           (a) Definitions. For purposes of this Section 7, the following terms shall have the meanings set forth below, and all of the representations and warranties made herein are made jointly and severally by Goran and SIG:

           "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

           "Department" means the U.S. Department of Labor.

           "Employee" means each current, former, or retired employee, officer, consultant, independent contractor, agent or director of Pafco, including those persons who perform services for or write insurance on behalf of Pafco pursuant to the Agreement between Pafco and SIG dated May 1, 1987.

           "Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between the Pafco, SIG, Goran or any of their Affiliates and an Employee.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated or proposed thereunder.

           "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or a member of an "affiliated service group" with Pafco within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Pafco under Section 414(o) of the Code, or is under "common control" with Pafco, within the meaning of
Section 4001(a)(14) of ERISA.

           "Multi-Employer Plan" means each Pafco Benefit Plan which is a "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

           "Pafco Benefit Plan" means each Benefit Plan (other than an Employee Agreement) which is now or previously has been, or is or was required to be, sponsored, maintained or contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by Pafco, SIG, Goran or any ERISA Affiliate for the benefit of any Employee, and pursuant to which the Pafco, SIG, Goran or any ERISA Affiliate has or may have any liability, contingent or otherwise.

           "Pension   Plan"  means  each  Pafco   Benefit  Plan  (other  than  a
Multi-Employer Plan) which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

           "Welfare Plan" means each Pafco Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(2) of ERISA.

           (b) Schedule 7.1(b) contains a true and complete list of each Pafco Benefit Plan and each Employee Agreement and all material documents relating thereto have been provided to GSCP. Neither Pafco, SIG, Goran nor any ERISA Affiliate has any plan or commitment to establish any new Pafco Benefit Plan, to enter into any Employee Agreement or to modify or to terminate any Pafco Benefit Plan or Employee Agreement, nor has any intention to do any of the foregoing been communicated to Employees.

           (c) With respect to each Pafco Benefit Plan and/or Employee Agreement, (i) Pafco, SIG, Goran and each ERISA Affiliate have performed all material obligations required to be performed by them thereunder, (ii) each Pafco Benefit Plan has been established and maintained in material compliance with all applicable laws, statutes, orders, rules and regulations; (iii) each Pafco Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and each trust forming a part of any such Pafco Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code; (iv) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any

Pafco Benefit Plan, (v) there are no audits, investigations, actions, proceedings, arbitrations, suits or claims (other than routine claims for benefits) pending, or to the knowledge of the Pafco, SIG, Goran or any ERISA Affiliate, threatened or anticipated against Pafco, SIG, Goran or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Pafco Benefit Plan with respect to any Pafco Benefit Plan or Employee Agreement, or against any Pafco Benefit Plan or against the assets of any Pafco Benefit Plan; (vi) each Pafco Benefit Plan and Employee Agreement can be amended, terminated or otherwise discontinued without liability to Pafco, SIG, Goran or any ERISA Affiliate; and (vii) Pafco, SIG, Goran and each ERISA Affiliate have made all payments with respect to all periods through the date hereof, in each case which are required by each Pafco Benefit Plan, each related trust, each collective bargaining agreement or by Law to be made to, or with respect to each Pafco Benefit Plan (including all insurance premiums or intercompany charges with respect to each Pafco Benefit Plan).

           (e) There are no Pension Plans or Multi-Employer
Plans.

           (f) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Pafco Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Pafco or the Company to amend or terminate any Pafco Benefit Plan. No payment or benefit which will or may be made by Pafco, SIG, Goran, the Company, or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

           (g) Pafco, SIG, Goran and each of their Affiliates (i) is in compliance with all applicable laws, rules and regulations relating to employment with respect to Employees; (ii) is not liable for any arrears of wages; and (iii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

           (h) None of Pafco, SIG, Goran or any of their Affiliates, (i) is involved in or, to their best knowledge, threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Employees, (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, nor (iii) is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by any of them.

           (i) Immediately following the Closing, Newco will be primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital within the meaning of Department Regulation 2510.3-101 (c), (d) or (e).

     7.2. INDEMNIFICATION. SIG and Goran, jointly and severally, agree that they will indemnify and each will hold harmless the Company and each GSCP Indemnified Party against any and all Losses arising out of or relating to (i) any Benefit Plan which is now or previously has been entered into, established, maintained or contributed to, or required to be established, maintained or contributed to, by Pafco, SIG, Goran or any ERISA Affiliate, whether arising out of or relating to any event or state of facts occurring or existing before, on or after the Closing Date, and including, without limitation, any liabilities arising under Title IV of ERISA, Section 302 of ERISA and Section 412 or 4971 of the Code,
(ii) any failure prior to the Closing Date by Pafco, SIG, Goran or any ERISA Affiliate to comply with the continuation coverage requirements contained in
Section 4980B(f) of the Code and/or Section 601 of ERISA, (iii) any claims made for compensation and/or benefits pursuant to any Benefit Plan established, maintained or contributed to by Pafco, SIG, Goran or any ERISA Affiliate with respect to severance, salary continuation, the continuation of medical or other welfare benefits or similar post-employment benefits, whether arising out of or relating to any event or state of facts occurring or existing before, on or after the Closing Date and (iv) any claims made by or relating to Employees with respect to their employment prior to the Closing Date.

     7.3. COVENANTS. Goran and SIG shall take all such actions as are reasonably necessary to cause all persons currently employed by SIG or its Affiliates who primarily perform services for the benefit of Pafco to cease to be employed by SIG and its Affiliates, and to become employees of the Company, as of the Closing Date.

     SECTION 8. CONDITIONS.

     8.1.  CONDITIONS TO OBLIGATIONS OF GSCP.  The obligations of
GSCP to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction (or waiver by GSCP) of the following conditions at or prior to the Closing:

           (a) (i) Any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement and by the Ancillary Agreements shall have expired or been terminated, and (ii) the transactions contemplated by this Agreement and the Ancillary Agreements shall have been approved by the Department of Insurance of the State of Indiana, in the case of each of (i) and
(ii), without any material restrictions or conditions applicable to GSCP, the Company, Newsub, Pafco, IGF, IGF Holdings, Superior or any subsidiary of Superior.

           (b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting consummation of such transactions.

           (c) The Stockholder Agreement shall have been duly executed and delivered by the Company and Goran.

           (d) The Registration Rights Agreement shall have been duly executed and delivered by the Company and Goran.

           (e) Employment and non-competition agreements between the Company and each of Alan G. Symons and Douglas G. Symons, substantially in the form of Exhibit L hereto (the "Employment Agreements"), shall have been duly executed and delivered by the parties thereto, and shall be in full force and effect at and as of the Closing Date.

           (f) The Pafco Management Agreement shall have been assigned by SIG to Newsub and the Superior Administrative Services Agreement shall have been duly executed and delivered by the parties thereto.

           (g) The Company shall have adopted the Stock Option
Plan.

           (h) GSCP shall have received from one or more outside counsel to the Goran Entities, reasonably acceptable to GSCP, the opinions set forth in Exhibit M hereto.

           (i) The representations and warranties of Goran and SIG set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made as of such date.

           (j) Goran and SIG shall have performed in all material respects their obligations hereunder required to be performed on or prior to the Closing.

           (k) GSCP shall have received an officer's certificate, executed by an officer of each of Goran and SIG, dated the Closing Date, certifying that the conditions set forth in clauses (i) and (j) of this Section 8.1 are satisfied on and as of such date; and GSCP shall have received from Goran and SIG such other documents and information as GSCP may reasonably request to evidence satisfaction of the other conditions set forth herein.

           (l) All material consents, approvals, authorizations or permits required to be obtained from, or filings required to be made with, or notifications required to be made to, any Governmental Authority by any of the Goran Entities in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements or consummation of the transactions contemplated hereby or thereby shall have been obtained or made.

           (m) All material consents, approvals, authorizations or waivers required to be obtained from, or notifications required to be made to, third parties (other than Governmental Authorities) in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Eurodebenture Waiver) shall have been obtained or made.

           (n) Since December 31, 1994, there shall have occurred no material adverse effect change in the condition (financial or otherwise), results of operations, business, assets, liabilities or prospects of any of the Company, Pafco, IGF Holdings, IGF, or Superior and its subsidiaries taken as a whole.

           (o) Concurrently with the Closing, the transactions contemplated by the Superior Purchase Agreement shall be consummated, substantially on the terms set forth in the Superior Purchase Agreement (it being agreed that neither SIG nor the Company shall amend the terms of the Superior Purchase Agreement or waive any of the conditions to closing thereof without the prior written consent of GSCP).

     8.2. CONDITIONS TO OBLIGATIONS OF GORAN AND SIG. The obligations of Goran and SIG to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction of (or waiver by Goran and SIG) of the following conditions at or prior to the Closing:

           (a) (i) Any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement and by the Ancillary Agreements shall have expired or been terminated, and (ii) the transitions contemplated by this Agreement and the Ancillary Agreements shall have been approved by the Department of Insurance of the State of Indiana, in the case of each of (i) and
(ii), without any material restrictions or conditions applicable to Goran, the Company, Pafco or Superior.

           (b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting consummation of such transactions.

          (c) The Stockholder Agreement shall have been duly executed and delivered by GSCP.

          (d) The Registration Rights Agreement shall have been duly executed and delivered by GSCP.

          (e) The Employment Agreements shall have been duly executed and delivered by GSCP.

          (f) The representations and warranties of GSCP set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made as of such date.

          (g) GSCP shall have performed in all material respects all of its obligations hereunder required to be performed on or prior to the Closing.

          (h) The Company shall have received an officer's certificate, executed by an officer of GSCP, dated the Closing Date, certifying that the conditions set forth in clauses (f) and (g) of this Section 8.2 are satisfied on and as of such date.

     SECTION 9. INDEMNIFICATION.

     9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise set forth herein, all representations and warranties herein shall survive the Closing until the third anniversary of the date hereof (except to the extent an Indemnification Notice (as defined in Section 9.2(d)) shall have been given prior to such date with respect to a breach of a representation and warranty, in which case such representation and warranty shall survive until such claim is resolved) and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any party; provided, however, that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.11, 2.12, 2.20, 6.1 and 7.1 shall survive the Closing indefinitely. All statements contained in any certificate or other instrument delivered by the Goran Entity, or any of their respective officers or representatives, pursuant to this Agreement or the Ancillary Agreements shall constitute representations and warranties by Goran and SIG under this Agreement.

     9.2.  INDEMNIFICATION.

           (a) Goran and SIG, jointly and severally, shall indemnify, defend and hold GSCP, its Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a "GSCP Indemnified Party"), harmless from and against all Losses (as defined below) incurred or suffered by a GSCP Indemnified Party (whether incurred or suffered directly or indirectly through ownership of Company Common Stock) arising from or relating to (i) the breach of any of the representations and warranties or covenants and agreements made by Goran or SIG herein (in each case, without regard to materiality or knowledge exceptions contained in any representation or warranty or covenant or agreement), (ii) the items disclosed on Schedule 2.20, (iii) the operation of any Goran Entity prior to the Closing Date or the operation of Goran, SIG or any of their Affiliates (other than the Company) from and after the Closing Date, (iv) any IGF Company Sale and any agreements, transactions or liabilities relating thereto or (v) any litigation seeking to enjoin or to obtain damages in respect of consummation of the transactions contemplated hereby or by the Stockholder Agreement (other than any such litigation brought by a competitor of Pafco or Superior). All items that, individually or in the aggregate, would have been breaches of representations or warranties made by Goran or SIG herein but for the fact that such items, individually or in the aggregate, were not material or did not meet a dollar threshold stated in the representations and warranties shall be deemed to be breaches of representations and warranties and shall be covered by this indemnity.

           (b) GSCP shall indemnify, defend and hold Goran and SIG, and their respective affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a "Goran Indemnified Party"), harmless from and against all Losses incurred or suffered by a Goran Indemnified Party arising from or relating to the breach of any of the representations and warranties made by GSCP herein (in each case, without regard to materiality or knowledge exceptions contained in any representation or warranty). All items that, individually or in the aggregate, would have been breaches of representations or warranties made by GSCP herein but for the fact that such items, individually or in the aggregate, were not material or did not meet a dollar threshold stated in the representations and warranties shall be deemed to be breaches of representations and warranties and shall be covered by this indemnity.

           (c) For purposes of this Agreement, "Losses" shall mean each and all of the following items: claims, losses, (including, without limitation, losses of earnings), liabilities, obligations, payments, damages (actual, punitive or consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigations, actions, suits, proceedings, demands and assessments, and fees, expenses and disbursements of counsel, consultants and other experts), whether direct or indirect, and if incurred or suffered directly or indirectly through ownership of Company Common Stock, determined based on, in the case of GSCP, the
Applicable Percentage (as defined in Section 9.2) at the time of the determination of such Loss and, in the case of Goran and SIG, (x) one minus (y) the Applicable Percentage at the time of the determination of such Loss.

           (d) In the event that any party shall incur or suffer any Losses in respect of which indemnification may be sought by such party hereunder, the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (an "Indemnification Notice") to the party from whom indemnification is sought (the "Indemnitor") stating the nature and basis of such claim. In the case of Losses arising by reason of any third party claim, the Indemnification Notice shall be given promptly after the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to so provide the Indemnification Notice shall not relieve the Indemnitor of any liability that the Indemnitor may have except to the extent that the Indemnitor is materially prejudiced thereby.

           (e) In the case of third party claims for which indemnification is sought hereunder, the Indemnitor shall have the option (i) to conduct any proceedings or negotiations in connection therewith, (ii) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee) and (iii) to employ counsel (reasonably acceptable to Indemnitee) to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim. The Indemnitor shall, within 15 days of receipt of the Indemnification Notice, notify the Indemnitee of its intention to assume the defense of such claim. Until the Indemnitee has received notice of the Indemnitor's election whether to defend any claim, the Indemnitee shall take reasonable steps to defend (but may not settle) such claim, and, if the Indemnitor shall decline to assume the defense of any such claim, or shall fail to notify the Indemnitee within 15 days after receipt of the Indemnification Notice of the Indemnitor's election to defend such claim, the Indemnitee shall defend against such claim (provided that the Indemnitee shall not settle such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits in respect of such claims shall be borne by the Indemnitor but only if the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim. Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith.

          (f) In the event that a GSCP Indemnified Party shall at any time be entitled to be indemnified or held harmless for any Loss pursuant to this Agreement, such obligation shall be satisfied as follows:

               (i) If prior to the earlier of (k) an IGF Company Sale and (y) the first anniversary of the Closing Date, first, any then existing Excess Book Value Amount shall be reduced to the extent necessary for such GSCP Indemnified Party to be fully indemnified and held harmless for such Loss; and second, to the extent that the amount by which the Excess Book Value Amount must be reduced for such GSCP Indemnified Party to be fully indemnified and held harmless for such Loss exceeds the amount of the then existing Excess Book Value Amount (such excess being referred to herein as the "Subject

Excess"), Goran or SIG shall issue to GSCP a promissory note in an amount (the "Note Amount") equal to such remaining Loss (or, at GSCP's election, in lieu of Goran or SIG issuing such note, (1) Goran or SIG shall issue a promissory note to the Company in an amount equal to the Subject Excess or (2) subject to paragraph (g) below, the Company shall issue to GSCP a number of shares of Company Common Stock such that after issuing such shares GSCP and its Affiliates, in the aggregate, will own the Applicable Percentage of the Investment Company Common Stock). The "Applicable Percentage" shall mean (a) $20,000,000 divided by, (b) the Total Investment less (i) the Note Amount, (ii) in the case of an issuance of shares of Company Stock pursuant to Section 9.2(f)(ii), the Excess Amount or, (iii) in the case of an issuance of shares of Company Common Stock pursuant to Section 9.2(i), the amount owing pursuant to a promissory note issued by Goran or SIG and not paid in full when due. The "Total Investment" means $41,666,667 less (a) the aggregate amount of all Note Amounts and Excess Amounts which, in lieu of Goran or SIG issuing a promissory note or paying cash to the Company pursuant to Section 9.2(f)(i) or Section 9.2(f)(ii), respectively, the Company issued shares of Company Common Stock to GSCP and (b) the aggregate amount owed pursuant to all promissory notes issued by Goran or SIG pursuant to Section 9.2 and not paid in full when due and in respect of which the Company issued shares of Company Common Stock to GSCP. "Investment Company Common Stock" shall mean the shares of Company Common Stock held as of the Closing and any shares of Company Common Stock issued pursuant to Section
9.2 hereof, in each case, as adjusted as appropriate to reflect stock dividends paid, stock splits effected or other similar transactions, by the Company.

               (ii) If after the earlier of an IGF Company Sale and (y) the first anniversary of the Closing Date, first, any then existing Excess Book Value Amount shall be reduced to the extent necessary for such GSCP Indemnified Party to be fully indemnified and held harmless for such Loss; and second, to the extent that the amount by which the Excess Book Value Amount must be reduced for such GSCP Indemnified Party to be fully indemnified and held harmless for such Loss exceeds the amount of the then existing Excess Book Value Amount (the "Excess Amount"), Goran or SIG shall pay to GSCP in cash an amount equal to such remaining Loss (or, at GSCP's election, in lieu of Goran or SIG paying to GSCP such amount of cash, (1) Goran or SIG shall contribute to the Company an amount equal to the Excess Amount or, (2) if such amount is not contributed to the Company, the Company shall issue to GSCP a number of shares of Company Common Stock such that after issuing such shares GSCP and its Affiliates, in the aggregate, will own the Applicable Percentage of the Investment Company Common Stock).

          (g) If the Company is required to issue to GSCP shares of Company Common Stock pursuant to Section 9.2(f)(i), the maximum number of shares which the Company shall be required to issue (the "Maximum Number of Shares") shall be the number of shares the issuance of which would result in Goran, SIG and their Affiliates holding, in the aggregate, 50.01% of the outstanding shares of Company Common Stock. If without reference to this paragraph (g) the number of shares to be issued pursuant to Section 9.2(f)(i) would be greater than the Maximum Number of Shares, then, in lieu of the Company issuing such excess shares, Goran or SIG shall issue to GSCP a promissory note in an amount equal to the amount of any Loss for which a GSCP Indemnified Party has not been fully indemnified and held harmless after the Company has issued to GSCP the Maximum Number of Shares (or, at GSCP's election, shall issue a promissory note to the Company in an amount necessary for GSCP to be fully indemnified and held harmless for any Loss for which GSCP has not been fully indemnified and held harmless.

          (h) Any  promissory  note  issued  by  Goran or SIG  pursuant  to this
Section 9.2 (i) shall bear interest, from the date of issuance through the date immediately preceding payment, calculated on the basis of a per annum rate equal to the Prime Rate, and (ii) shall become due and payable on the earlier of 90 days after (x) an IGF Company Sale or (y) notice from GSCP requesting payment thereof (on its own behalf or on behalf of the Company, as the case may be) (provided, however, that such notice may not be delivered by GSCP prior to nine months after the date of issuance of such promissory note).

          (i) If any promissory note issued by, or any payment obligation of, Goran or SIG pursuant to this Section 9.2 is not paid in full on the date it becomes due and payable, then, in addition to any other right or remedy which may be available to GSCP or the Company, as the case may be, GSCP shall have the right to elect to have the note or the payment obligation satisfied by the Company's issuing to GSCP a number of shares of Company Common Stock such that after issuing such shares GSCP and its affiliates, in the aggregate, will own the Applicable Percentage of the Investment Company Common Stock.

          (j) At the Closing, Goran and SIG shall cause IGF Holdings and Pafco to, enter into a pledge agreement, substantially in the Form of Exhibit N hereto (the "Pledge Agreement"), and take all such other action (including, without limitation, pledging to Pafco all certificates representing all of the issued and outstanding shares of capital stock of IGF) reasonably necessary for Pafco to have in all of the issued and outstanding shares of capital stock of IGF a fully perfected first security interest securing the obligations of IGF Holdings pursuant to the IGF Holdings Notes (or any such other note as may be issued pursuant to Section 4.15(a)).

     SECTION 10.  TERMINATION.

     10.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

               (i) by mutual written consent of the parties hereto;

               (ii) by either Goran or GSCP if there has been a material misrepresentation or breach of warranty or covenant on the part of the other party in the representations and warranties and covenants contained herein;

               (iii) by either Goran or GSCP if the Closing shall not have occurred on or before May 31, 1996; provided, that neither Goran nor GSCP, as the case may be, may terminate this Agreement pursuant to this clause if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date; or

               (iv) by either Goran or GSCP if there shall be any (A) Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (B) any judgment, injunction, order or decree enjoining any of the parties hereto from consummating the transactions contemplated hereby or by the Stockholder Agreement and such judgment, injunction, order or decree shall become final and nonappealable.

     In the event that this Agreement is terminated at any time prior to the Closing, the Company shall redeem the shares of Company Common Stock then held by GSCP at a price equal to the aggregate par value per share thereof.

     10.2.  EFFECT OF TERMINATION.  If this Agreement is terminated  pursuant to
Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Sections 4.10, 4.14(e), 9.2(a)(iv) and (v), 10.1 and 11.1 shall survive the termination hereof and (ii) such termination shall not relieve any party from liability for breach of any representation or warranty, covenant or agreement contained herein arising prior to such termination.

     SECTION 11.  MISCELLANEOUS.

     11.1. EXPENSES. Except as set forth in the next sentence, or as otherwise expressly provided in this Agreement or the Ancillary Agreements, each of the parties hereto shall pay all the costs and expenses incurred by it or on its behalf in connection with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. At the Closing, the Company shall reimburse each of GSCP and Goran for its reasonable out-of-pocket expenses incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements (including, without limitation, the fees and expenses of outside counsel) (but excluding, without limitation, any expenses whatsoever incurred by or on behalf of Goran and SIG or their Affiliates in connection with the EuroNotes or the EuroNote Waiver).

     11.2. REMEDIES. No right or remedy conferred upon any person under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and is in addition to every other right or remedy available hereunder or by law or in equity.

     11.3. FURTHER ASSURANCES. Subject to the terms hereof, prior to and after the Closing, the parties agree to cooperate with each other, and to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and otherwise to carry out the intent of the parties hereunder.

     11.4. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and the respective successors and permitted assigns. No party hereto may assign its rights and obligations hereunder without the prior written consent of the other parties hereto, except that GSCP may assign its rights and obligations hereunder, in whole or in part, to any affiliate (including any affiliated investment fund) of the Goldman Sachs Group, L.P.

     11.5. GUARANTEE. Goran and SIG hereby, jointly and severally, guarantee all of the representations, warranties, covenants, agreements, commitments and obligations of the Company hereunder and of IGF Holdings pursuant to the Pledge Agreement; and Goran hereby guarantees all of the representations, warranties, covenants, agreements, commitments and obligations of SIG hereunder (including, without limitation, the obligations of Goran and SIG under any promissory note and related agreements or entered into hereunder).

     11.6. ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto), the Ancillary Agreements (including the Stockholder Agreement and the Registration Rights Agreement) and the Letter Agreement, dated December 31, 1995, between GSCP and Goran contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

     11.7. NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

           (i) if to the Company, to:

               GGS Management Holdings, Inc.
               c/o Symons International Group, Inc.
               4720 Kingsway Drive
               Indianapolis, Indiana  46205
               Telecopy:  (317) 259-6395
               Attention:  Mr. Alan G. Symons

               with a copy to each of Goran, SIG and GSCP.

           (ii)if to GSCP to:

               GS Capital Partners II, L.P.
               85 Broad Street
               New York, New York  10004
               Telecopy:  (212) 902-3000
               Attention:  Michael A. Pruzan

               with a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York  10004
               Telecopy:  (212) 859-8587
               Attention:  Gail Weinstein, Esq.

           (iii)   if to SIG or Goran, to:

               Goran Capital Inc.
               Symons International Group, Inc.
               4720 Kingsway Drive
               Indianapolis, Indiana  46205
               Telecopy:  (317) 259-6395
               Attention:  David L. Bates, Esq.

          All such notices, requests, consents and other communications shall be deemed to have been given when received.

     11.8. AMENDMENTS. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto.

     11.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     11.10. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     11.11. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended to or shall create any third party beneficiary rights in any person or entity (other than the GSCP Designees and the Goran Designees (each as defined in the Stockholder Agreement) under Sections 1.5 and 5.3).

     11.12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States of America located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the United States of America located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

     11.13. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

     11.14. INTERPRETATION. Neither this Agreement nor the Ancillary Agreements, nor any uncertainty or ambiguity herein or therein, shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party shall be considered the draftsperson of this Agreement or the Ancillary Agreements. On the contrary, this Agreement and the Ancillary Agreements have been reviewed, negotiated and accepted by all parties hereto and thereto and their respective legal counsel. For purposes of this Agreement, the words "herein," "hereof," "herewith," "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision.

     11.15. NO WAIVER. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.

                          GGS MANAGEMENT HOLDINGS, INC.

                          By: /s/ Alan Symons
                              ------------------------------
                                Name: Alan Symons
                                Title: President

                          GS CAPITAL PARTNERS II, L.P.

                          By:GS Advisors, L.P., its general partner
                             By:  GS Advisors, Inc., its general
                          partner

                           By: /s/ Richard A. Friedman
                              ------------------------------
                              Name:  Richard A. Friedman
                                Title: President

                          GORAN CAPITAL INC.

                          By: /s/ Alan Symons
                              ------------------------------
                                Name: Alan Symons
                                Title: President

                        SYMONS INTERNATIONAL GROUP, INC.

                          By: /s/ Alan Symons
                              ------------------------------
                                Name: Alan Symons
                                Title: Treasurer